UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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☐	Soliciting Material Pursuant to § 240.14a-12

MEI PHARMA, INC.

(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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October 23, 2019

To the Stockholders of MEI Pharma, Inc.:

You are cordially invited to attend the Annual Meeting of the Stockholders of MEI Pharma, Inc., a Delaware corporation. The annual meeting will be held at 9:00 a.m. (Eastern Time), on Thursday, December 5, 2019, at the offices of Morgan, Lewis & Bockius LLP, located at 101 Park Avenue, New York, NY 10178, unless postponed or adjourned to a later date. I look forward to meeting with many of our stockholders.

At the Annual Meeting, we will discuss each item of business described in the Notice of Annual Meeting and the proxy statement and report on MEI Pharma’s business. You will also have an opportunity to ask questions.

On behalf of our employees and Board of Directors, I would like to express our appreciation for your continued interest in MEI Pharma, Inc.

Sincerely,

Christine A. White, M.D.

Chairman of the Board

MEI Pharma, Inc.

This proxy statement is dated October 23, 2019 and is first being mailed or made available to stockholders of MEI Pharma, Inc. on or about October 23, 2019.

MEI PHARMA, INC.

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD ON DECEMBER 5, 2019

To the Stockholders of MEI Pharma, Inc.:

On behalf of the Board of Directors of MEI Pharma, Inc., a Delaware corporation (“MEI Pharma”), MEI Pharma is pleased to deliver the accompanying proxy statement in connection with the annual meeting of stockholders of MEI Pharma which will be held on December 5, 2019 at 9:00 a.m., Eastern Time, at the offices of Morgan, Lewis & Bockius LLP, located at 101 Park Avenue, New York, NY 10178, for the following purposes:

1. To elect two directors to our Board of Directors, to serve until the expiration of their terms in fiscal year 2023 and until their successors are elected and qualified;

2. To approve, on an advisory basis, the compensation of the Company’s named executive officers as disclosed in the accompanying proxy statement;

3. To ratify the appointment of BDO USA, LLP, an independent registered public accounting firm, as our independent auditors for the fiscal year ending June 30, 2020; and

4. To transact such other business as may properly come before the meeting or any adjournment or postponement thereof.

The proposals are described in more detail in this proxy statement, which MEI Pharma encourages you to read carefully and in its entirety before voting.

This year, we are again using the Securities and Exchange Commission’s Notice and Access model (“Notice and Access”), which allows us to deliver proxy materials via the Internet. We believe Notice and Access provides stockholders with a convenient method to access the proxy materials and vote, while allowing us to conserve natural resources and reduce the costs of printing and distributing the proxy materials. On or about October 23, 2019, we mailed stockholders of record a Notice of Internet Availability of Proxy Materials with instructions on how to access the proxy materials electronically.

The close of business on October 9, 2019 has been fixed as the record date for determining those holders of MEI Pharma common stock entitled to receive notice of and vote at the annual meeting. Accordingly, only record holders of MEI Pharma common stock at the close of business on that date are entitled to notice of and to vote at the annual meeting and at any adjournments or postponements thereof.

All holders of MEI Pharma common stock are cordially invited to attend the annual meeting in person. You may revoke your proxy in the manner described in this proxy statement at any time before it is voted at the annual meeting.

Important Notice Regarding Internet Availability of Proxy Materials for the Annual Meeting to be Held on December 5, 2019: MEI Pharma’s Proxy Statement, 2019 Annual Report and Form of Proxy Card are also available at https://www.edocumentview.com/MEIP.

Your vote is important regardless of the number of shares of common stock you own. Whether or not you expect to attend the annual meeting, please submit your proxy by Internet, telephone or mail following the instructions found on your Notice of Internet Availability of Proxy Materials or proxy card so that your shares of common stock may be represented and voted at the annual meeting.

By order of the Board of Directors,

Brian G. Drazba
Secretary and Chief Financial Officer
MEI Pharma, Inc.
October 23, 2019

MEI PHARMA PROXY STATEMENT TABLE OF CONTENTS

i

MEI PHARMA, INC.

3611 Valley Centre Drive, Suite 500

San Diego, CA 92130

THE ANNUAL MEETING OF MEI PHARMA STOCKHOLDERS

To Be Held on December 5, 2019, at 9:00 a.m. (Eastern Time), at the offices of Morgan, Lewis & Bockius LLP

101 Park Avenue, New York, NY 10178

Important Notice Regarding the Availability of Proxy Materials for the Stockholders’ Meeting To Be Held on December 5, 2019

This proxy statement and our annual report to security holders for the fiscal year ended June 30, 2019 are available at https://www.edocumentview.com/MEIP.

Information Concerning Solicitation and Voting

In this proxy statement, “MEI Pharma”, “the Company”, “we”, “us”, and “our” refer to MEI Pharma, Inc., unless the context otherwise provides.

General

We are furnishing this proxy statement to holders of our common stock in connection with the solicitation of proxies by our Board of Directors for use at our annual meeting of stockholders (the “Annual Meeting”) to be held on December 5, 2019 and at any adjournment or postponement thereof. Pursuant to rules adopted by the SEC, we are using the Internet as the primary means of furnishing proxy materials to our stockholders. Accordingly, we are sending a Notice of Internet Availability of Proxy Materials (the “Notice”) to our stockholders. The Notice contains instructions on how to access the proxy materials and vote your shares of common stock over the Internet. The Notice also contains instructions on how to request a printed copy of the proxy materials. In addition, stockholders may request to receive proxy materials in printed form by mail or electronically by email on an ongoing basis. We encourage stockholders to take advantage of the availability of the proxy materials on the Internet to help reduce the environmental impact of our annual meetings.

Date, Time and Place

The Annual Meeting will be held on December 5, 2019, at the offices Morgan, Lewis & Bockius LLP, located at 101 Park Avenue, New York, NY 10178, commencing at 9:00 a.m. (Eastern Time).

Purposes of the MEI Pharma Annual Meeting

The purposes of the Annual Meeting are:

(1)

To elect two directors to the Board of Directors, each to serve until the annual meeting of stockholders in fiscal year 2023 and until their successors are elected and qualified or until their earlier resignation or removal;

(2)	To approve, on an advisory basis, the compensation of the Company’s named executive officers as disclosed in this proxy statement;

(3)	To ratify the appointment of BDO USA, LLP as MEI Pharma’s independent registered public accounting firm for the fiscal year ending June 30, 2020; and

(4)	To conduct such other business as may properly come before the Annual Meeting or any adjournment, postponement or continuation thereof.

Record Date; Shares of Common Stock Outstanding and Entitled to Vote

We have fixed the close of business on October 9, 2019 as the record date for determination of the holders of our common stock entitled to notice of and to attend and vote at the Annual Meeting or any adjournment or postponement thereof. There were approximately 815 holders of record of our common stock at the close of business on the record date. At the close of business on the record date 73,654,927 shares of our common stock were issued and outstanding. Each share of common stock entitles the holder thereof to one vote at the Annual Meeting on all matters properly presented at the Annual Meeting. See the section titled, “Security Ownership of Certain Beneficial Owners and Management of MEI Pharma” in this proxy statement for information regarding persons known to our management to be the beneficial owners of more than 5% of the outstanding shares of our common stock.

Voting and Revocation of Proxies

The proxy accompanying this proxy statement is solicited on behalf of the Board of Directors of MEI Pharma for use at the Annual Meeting.

If you are a stockholder of record of MEI Pharma as of the record date referred to above, you may vote in person at the Annual Meeting, via the Internet by following the instructions provided in the Notice, via telephone by calling the toll-free number found on the proxy card, or vote by proxy using the enclosed proxy card. Whether or not you plan to attend the Annual Meeting, we urge you to vote by proxy to ensure your vote is counted. You may still attend the Annual Meeting and vote in person if you have already voted by proxy.

•	To vote in person:

•

If you hold shares in your name as the stockholder of record, you may vote those shares in person at the Annual Meeting by giving us a signed proxy card or ballot before voting is closed. If you want to do that, please bring proof of identification with you to the Annual Meeting. Even if you plan to attend the Annual Meeting, we recommend that you submit a proxy card for your shares in advance as described above, so your vote will be counted even if you later decide not to attend.

•

If you hold shares in street name through a broker, bank or other nominee, you may vote those shares in person at the Annual Meeting only if you obtain and bring with you a signed proxy from your nominee giving you the right to vote the shares. To do this, you should contact your nominee.

•

To vote on the Internet, go to the website indicated on the Notice to complete an electronic proxy card. You will be asked to provide MEI Pharma’s number and a control number from the enclosed proxy card. Your vote must be received by 1:00 a.m. (Eastern Time) on December 5, 2019 to be counted.

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To vote over the telephone, dial the toll-free number on your proxy card or voting instruction form using a touch-tone phone and follow the recorded instructions. You will be asked to provide MEI Pharma’s number and control number from the enclosed proxy card. Your vote must be received by 1:00 a.m. (Eastern Time) on December 5, 2019 to be counted.

•

To vote using the proxy card, simply mark, sign and date your proxy card and return it promptly in the postage-paid envelope provided. If we receive your signed proxy card before the Annual Meeting, we will vote your shares as you direct.

If your shares are held by your broker as your nominee (that is, in “street name”), you will need to obtain a proxy card from the institution that holds your shares and follow the instructions included on that proxy card regarding how to instruct your broker to vote your MEI Pharma shares. If you do not give instructions to your broker, your broker can vote your MEI Pharma shares with respect to “discretionary” items but not with respect to “non-discretionary” items. The proposals relating to the election of directors (Proposal No. 1) and the approval, on an advisory basis, of the compensation of the Company’s named executive officers (Proposal No. 2) are non-discretionary items. On non-discretionary items, for which you do not give your broker instructions, your broker will not vote your shares and, accordingly, the shares will be treated as broker non-votes.

All properly executed proxies that are not revoked will be voted at the Annual Meeting and at any adjournments or postponements of the Annual Meeting in accordance with the instructions contained in the proxy. If a holder of our common stock executes and returns a proxy and does not specify otherwise, the shares represented by that proxy will be voted “FOR” Proposal No. 1 electing the two nominees to our Board of Directors; “FOR” Proposal No. 2 to approve, on an advisory basis, the compensation paid to MEI Pharma’s named executive officers; and “FOR” Proposal No. 3 ratifying the appointment of BDO USA, LLP as our independent registered public accounting firm for the fiscal year ending June 30, 2020.

Our stockholders of record may change their votes at any time before their proxy is voted at the Annual Meeting in one of three ways. First, a stockholder of record can send a written notice to the Secretary of MEI Pharma stating that the stockholder would like to revoke its proxy. Second, a stockholder of record can submit new proxy instructions either on a new proxy card, by telephone or via the Internet. Third, a stockholder of record can attend the Annual Meeting and vote in person. Attendance alone will not revoke a proxy. If a stockholder of record has instructed a broker to vote its shares of common stock, the stockholder must follow directions received from its broker to change those instructions.

Quorum and Vote of MEI Pharma Stockholders Required

A quorum of stockholders is necessary to hold a valid meeting. The presence, in person or by proxy, of the holders of one-third of the shares of the common stock issued and outstanding and entitled to vote at the Annual Meeting will constitute a quorum. If a quorum is not present at the Annual Meeting, we expect that the meeting would be adjourned or postponed to solicit additional proxies. Abstentions and broker non-votes will be counted towards a quorum.

For Proposal No. 1, the affirmative vote of a plurality of the votes cast is required to elect a director when a quorum is present. “Votes cast” excludes abstentions and any broker non-votes. Accordingly, abstentions and broker non-votes (shares held by brokers that do not have discretionary authority to vote on the matter and have not received voting instructions from their clients) will have no effect on the election of directors.

For Proposals No. 2 and 3, the affirmative vote of the holders of a majority of the shares represented in person or by proxy and entitled to vote on the proposal will be required for approval. An abstention with respect to these proposals will be deemed present, but will not be voted. Accordingly, an abstention will have the effect of a vote “against” the proposal. Broker non-votes on a proposal will have no effect on determining whether stockholders have approved the proposal.

At the record date for the Annual Meeting, the directors and executive officers of MEI Pharma owned less than 1% of the outstanding shares of MEI Pharma common stock entitled to vote at the Annual Meeting.

Solicitation of Proxies

In addition to solicitation by mail, our directors, officers, employees and agents may solicit proxies from our stockholders by personal interview, telephone, telegram or otherwise. Arrangements will also be made with brokerage firms and other custodians, nominees and fiduciaries who are record holders of our common stock for the forwarding of solicitation materials to the beneficial owners of our common stock. We will pay the cost of soliciting proxies, including reimbursing applicable brokers, custodians, nominees and fiduciaries for the reasonable out-of-pocket expenses they incur in connection with the forwarding of solicitation materials.

ELECTION OF DIRECTORS (PROPOSAL NO. 1)

The Board of Directors has nominated Dr. Thomas C. Reynolds and Dr. Christine A. White to serve as directors for a term expiring at the annual meeting of stockholders to be held in fiscal 2023 and until their successors have been elected and qualified. Each of the nominees has consented to be named herein and to serve if elected. We do not know of anything that would preclude either nominee from serving if elected. If either nominee becomes unable to stand for election as a director at the Annual Meeting as a result of an event not anticipated by the Board of Directors, the proxy may be voted for a substitute designated by the Board of Directors. The identity and a brief biography of each nominee is set forth below. The Board of Directors has determined that Dr. Thomas C. Reynolds and Dr. Christine A. White are independent directors within the meaning of the listing standards of the NASDAQ Capital Market.

Our restated certificate of incorporation, as amended, and amended and restated by-laws provide that the authorized number of directors shall be determined by a resolution of the Board of Directors, but shall be between two and nine. The number of directors currently authorized by the Board of Directors is nine. The Company expects that the number of authorized directors will decrease to eight following the Annual Meeting. Under our restated certificate of incorporation, as amended, and amended and restated bylaws, our Board of Directors is divided into three classes, with the classes serving three-year staggered terms. Each class contains, as near as possible, one-third of the whole number of directors, with members of each class holding office for a three-year term. There are currently three directors whose terms expire at the annual meeting to be held in fiscal 2021, three directors whose terms expire at the annual meeting to be held in fiscal 2022 and three directors whose terms expire at the Annual Meeting.

Dr. Thomas C. Reynolds, Dr. Christine A. White and Mr. William D. Rueckert are members of the class of directors whose terms expire at the Annual Meeting. Mr. Rueckert will not stand for re-election when his term expires at the Annual Meeting.

Business Experience of Nominees

Thomas C. Reynolds, M.D., Ph.D., age 60, Director

Dr. Reynolds has been a director of MEI Pharma since February 2013. He has been President of Two Paddles Consulting LLC since December 2013, providing consulting services to biotechnology companies. Dr. Reynolds currently serves as an independent director of Trillium Therapeutics Inc. (NASDAQ: TRIL; TSX: TR), an immuno-oncology company, since March 2014. Previously, he served as Chief Medical Officer of Seattle Genetics from March 2007 until his retirement in February 2013. While at Seattle Genetics, he was responsible for building and leading an integrated clinical development, regulatory and medical affairs organization, highlighted by the development and approval of ADCETRIS®. From 2002 to 2007, Dr. Reynolds served at ZymoGenetics (acquired by Bristol-Myers Squibb in 2010), most recently as Vice President, Medical Affairs, where he oversaw the clinical development and regulatory filing of RECOTHROM®. Previously, he was Vice President, Clinical Affairs at Targeted Genetics, and before that was at Somatix Therapy (acquired by Cell Genesys in 1997). Dr. Reynolds received his M.D. and Ph.D. in biophysics from Stanford University and a B.A. in chemistry from Dartmouth College.

Christine A. White, M.D., age 67, Director

Dr. White has been a director of MEI Pharma since August 2010. She served as Lead Director from January 2013 until she was appointed Chairman of the Board in December 2015. She was with Biogen Idec from 1996 to 2005, most recently as Senior Vice President, Global Medical Affairs, where she played an integral role in the development and commercialization of Rituxan® and Zevalin®. Previously, she served as the Director of Clinical Oncology Research and Chair of the Department of Medicine at Scripps Memorial Hospitals in La Jolla and Encinitas, California. Dr. White served as a member of the board of directors of Arena Pharmaceuticals from 2006 to 2018. She previously served as a member of the board of directors at Genoptix Medical Laboratory, Monogram Biosciences and Pharmacyclics Inc. Dr. White earned her B.A. in Biology and her M.D. from the University of Chicago and is Board certified in both Internal Medicine and Medical Oncology.

VOTE REQUIRED

Assuming a quorum is met, a nominee for director must receive a plurality of the votes cast by holders of the shares of common stock represented in person or by proxy at the Annual Meeting to be elected as a director. Votes may be cast in favor or withheld. Votes that are withheld and broker non-votes, if any, will be counted for purposes of determining the presence or absence of a quorum, but will have no effect on the election of the director.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE “FOR” THE ELECTION OF THOMAS C. REYNOLDS, M.D., Ph.D. AND CHRISTINE A. WHITE, M.D. AS DIRECTORS OF MEI PHARMA, INC.

DIRECTORS, EXECUTIVE OFFICERS AND CORPORATE GOVERNANCE

Directors

Set forth below are the names and certain biographical information regarding our directors who are not being considered for re-election at the Annual Meeting.

Name	Age	Positions Held	Expiration of Term
William D. Rueckert	66	Director	Fiscal 2020 Annual Meeting of Stockholders
Kevan E. Clemens, Ph.D.	75	Director	Fiscal 2021 Annual Meeting of Stockholders
Daniel P. Gold, Ph.D.	65	President, Chief Executive Officer and Director	Fiscal 2021 Annual Meeting of Stockholders
Tamar D. Howson	71	Director	Fiscal 2021 Annual Meeting of Stockholders
Charles V. Baltic III	58	Director	Fiscal 2022 Annual Meeting of Stockholders
Nicholas R. Glover, Ph.D	50	Director	Fiscal 2022 Annual Meeting of Stockholders
Frederick W. Driscoll	69	Director	Fiscal 2022 Annual Meeting of Stockholders

William D. Rueckert, age 66, Director

On July 1, 2019, Mr. Rueckert notified the Board of Directors that he did not intend to stand for re-election when his term expires at the Annual Meeting. Mr. Rueckert has been a director of MEI Pharma since April 2011. Mr. Rueckert was previously a director of MEI Pharma between March 2007 and March 2009. Mr. Rueckert joined the board of Delcath Systems, Inc. (NASDAQ: DCTH), a specialty pharmaceutical and medical device company focused on oncology, in December 2014. Mr. Rueckert was a director of Novogen Limited between March 2009 and December 2012, serving as its non-executive chairman beginning in October 2010. Mr. Rueckert was a director of Chelsea Therapeutics, Inc. until June 2014, when, following approval of its drug, Northera®, the company was sold to H. Lundbeck A/S. Mr. Rueckert is the President of Oyster Management Group LLC, an investment fund specializing in community banks. Since July 2011, Mr. Rueckert has been a director of Fairfield County Bank, a community bank based in Ridgefield, CT. From 1988 to 2006 he was President and Director of Rosow & Company and its affiliates, a private investment firm based in Connecticut. From 1981 until 1988, he was President of United States Oil Company, a publicly traded oil exploration company. Among his many civic affiliations, Mr. Rueckert is Director and President of the Cleveland H. Dodge Foundation, Co-Chairman of the Board of the Trustees of Teachers College, Columbia University and a trustee of the Y Retirement Fund, a national pension fund for YMCA employees.

Kevan E. Clemens, Ph.D., age 75, Director

Dr. Clemens has been a director of MEI Pharma since December 2014. He has a long and distinguished career in the pharmaceutical industry, highlighted by 25 years at Labratorios Syntex SA and Hoffman-La Roche in a number of development, sales and marketing positions. As Executive Vice President, Business Director at Roche, he was responsible for the blockbuster Global Oncology franchise, including its strategic plans, development and marketing. Prior to that, he was Vice President, Global Head of Specialty Care, Vice President, Global Head of Project Management and Vice President, Global Head of Clinical Operations for North and South America. Dr. Clemens served on the board of directors of Chelsea Therapeutics International from 2004 until its acquisition by H. Lundbeck A/S in June 2014. He also served on the board of directors of Kosan Biosciences from 2005 to 2008. Dr. Clemens obtained his Ph.D. in Chemistry from the University College London.

Daniel P. Gold, Ph.D., age 65, President, Chief Executive Officer and Director

Dr. Gold was appointed President and Chief Executive Officer in April 2010. He joined the Company with approximately 25 years of drug discovery and development experience, most recently as President and Chief Executive Officer of Prospect Therapeutics, a mid-stage oncology company. Prior to his tenure at Prospect, Dr. Gold was founder and Chief Scientific Officer of Favrille, where he was an integral member of a team that advanced the company’s lead oncology candidate through a pivotal Phase III clinical trial. He currently serves on the Board of Trustees of the Hope Funds for Cancer Research. Dr. Gold’s academic qualifications include Postdoctoral Fellowships at the Dana-Farber Cancer Institute, at the Harvard School of Medicine and the Massachusetts Institute of Technology, Center for Cancer Research. He holds a Ph.D. in Pathology/Immunology from Tufts University, Boston and a bachelor’s degree in Biology from the University of California Los Angeles.

Tamar D. Howson, age 71, Director

Ms. Howson was appointed a director in July 2019. She is a highly experienced business development executive and consultant with more than 30 years of service in the pharmaceutical and biotechnology industries. Ms. Howson currently serves on the board of directors of Organovo Holdings, Inc. and Scientus Pharma, a private company. Between 2009 to 2018 she served on the boards of various other life sciences companies including Actavis plc, Aradigm Corporation, ContraVir Pharmaceuticals, Inc., Cynapsus Therapeutics Inc., Enzymotec PLC, Idenix Pharmaceuticals Inc. and OXiGENE, Inc. From 2009 to 2011, Ms. Howson served as a member of the transaction advisory firm JSB-Partners, providing business development support to life sciences companies. From 2007 to 2008, Ms. Howson served as Executive Vice President, Corporate Business Development at Lexicon Pharmaceuticals, a public biotech company. Prior to joining Lexicon, Ms. Howson served as Senior Vice President, Corporate and Business Development at Bristol-Myers Squibb and SmithKline Beecham plc. Ms. Howson holds an MBA from Columbia University, a M.S. from City University of New York, and a B.S. in Chemical Engineering from the Technion, Israel.

Charles V. Baltic III, age 58, Director

Mr. Baltic has been a director of MEI Pharma since October 2011. Mr. Baltic has been affiliated with Needham & Company, LLC since 2009, as Managing Director and Co-Head of Healthcare until 2019 and as Senior Advisor since 2019. Mr. Baltic also is an Executive Vice President of SIDIS Corp., a life sciences management and investment company, since 2019. Mr. Baltic was a Managing Director and head of the biotechnology practice at CRT Capital Group from 2006 to 2008. From 2001 to 2006, he served as a Managing Director in Healthcare Investment Banking at Wachovia Securities. Prior to Wachovia, he was with Healthcare Investment Banking at Cowen and Company for six years, ultimately serving as a Director in Healthcare Investment Banking. Prior to beginning his investment banking career in 1996, Mr. Baltic practiced corporate and securities law with the firm of Dewey Ballantine, representing numerous healthcare and securities clients. Mr. Baltic served as a Director of SIDIS Corp. from 2013 to 2019. Mr. Baltic was also a Director of the non-profit trade association Life Science Washington (formerly the Washington Biotechnology and Biomedical Association), serving from 2013 to 2018, and a member of the U.S. Securities and Exchange Commission’s Advisory Committee on Small and Emerging Growth Companies, serving from 2013 to 2015, and a Director of MedVantage Inc., which was ultimately acquired by IMS Health in 2011. Mr. Baltic was a founding Trustee of the non-profit Hope Funds for Cancer Research, serving from 2007 to 2017 in that capacity, and remains on the Council of Advisors. Mr. Baltic earned his B.A and J.D. degrees from Georgetown University and M.B.A. degree in Finance from the Wharton School of the University of Pennsylvania.

Nicholas R. Glover, Ph.D., age 50, Director

Dr. Glover has been a director of MEI Pharma since June 2013. He is currently President and Chief Executive Officer of Sierra Oncology (NASDAQ: SRRA), a drug development company focused on advancing targeted therapeutics for the treatment of patients with cancer. Prior to joining Sierra, he served as President and Chief Executive Officer of YM Biosciences’, an oncology drug development company, from November 2010 until its acquisition by Gilead Sciences in February 2013. Previously, Dr. Glover was President and Chief Executive Officer of Vivendi Biotech, a biopharmaceutical company involved in the discovery and development of monoclonal antibody-based technologies for the treatment of cancer, which he joined after serving as an investment manager for MDS Capital, a life sciences venture capital firm. Dr. Glover holds a B.Sc. (Hons) in Chemistry from the University of East Anglia, U.K., a M.Sc. in Chemistry from the University of British Columbia, Canada, and a Ph.D. in Chemistry from Simon Fraser University, Canada.

Frederick W. Driscoll, age 69, Director

Mr. Driscoll has been a director of MEI Pharma since February 2018. He currently serves on the board of directors of Cue Biopharma, Cellectar Biosciences, Inc., NantKwest, Inc. and SmartPharm Therapeutics. He served as the chief financial officer of Flexion Therapeutics, Inc. from 2013 to 2017. Prior to joining Flexion, he was the chief financial officer at Novavax, Inc. from 2009 to 2013. From 2008 to 2009, Mr. Driscoll served as the chief executive officer at Genelabs Technologies, Inc. and from 2007 to 2008 he served as the company’s chief financial officer. He was also the chief executive officer of OXiGENE, Inc. from 2000 to 2006. Mr. Driscoll also served as the chairman of the board and audit committee chair at OXiGENE and as a member of the audit committee for Cynapsus Therapeutics, Inc. Mr. Driscoll earned a bachelor’s degree in accounting and finance from Bentley University.

Information about the Board of Directors and its Committees

The Board of Directors has responsibility for the overall corporate governance of MEI Pharma. During the fiscal year ended June 30, 2019, a majority of the members of the Board of Directors were, and as of the date of this report are, independent within the meaning of the NASDAQ Stock Market (“NASDAQ”) rules.

The Board has established an Audit Committee to oversee the Company’s financial matters, a Compensation Committee to oversee the Company’s compensation policies, plans and programs and a Nominating and Governance Committee to assist the Board of Directors in nominating board members to be elected by the stockholders at the Annual Meeting, to fill vacancies and newly created directorships, and to evaluate and monitor all matters with respect to governance of the Company and oversee compliance by the Company with its legal and regulatory obligations.

Schedule of Committee Members

Board Member	Audit Committee	Compensation Committee	Nominating & Governance Committee
Charles V. Baltic, III
Frederick W. Driscoll
Kevan E. Clemens
Nicholas R. Glover
Tamar D. Howson
Thomas C. Reynolds
William D. Rueckert
Christine A. White

=	Committee Member
=	Committee Chair
=	Financial Expert

Audit Committee

The Audit Committee of the Board of Directors has been established in accordance with Section 3(a)(58)(A) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). The Audit Committee’s responsibilities include:

•	overseeing financial and accounting activities;

•	selecting and recommending the annual appointment of independent auditors;

•	reviewing and approving the scope of audit and non-audit assignments and related fees;

•	assessing annually the Company’s major financial risks and exposures;

•	evaluating the independence and performance of the independent auditors:

•	reviewing the accounting principles used in financial reporting;

•	reviewing and assessing our financial reporting activities and disclosures included in our periodic reports and the accounting standards and principles followed;

•	reviewing the adequacy and effectiveness of our internal control over financial reporting; and

•	reviewing and approving related party transactions.

Mr. Rueckert served as Chairman of the Audit Committee from September 1, 2016 until August 28, 2019. Effective August 29, 2019, Mr. Driscoll became Chairman of the Audit Committee. The other members of the Audit Committee are Mr. Baltic and Dr. Glover. Mr. Rueckert and Mr. Driscoll have been determined by the Board of Directors to be “audit committee financial experts” as defined by the SEC.

The Board of Directors has determined that each of the Audit Committee members is independent, as defined by applicable NASDAQ and SEC rules. The Company has adopted an Audit Committee Charter, which is posted on its website at www.meipharma.com. The Audit Committee met four times during the fiscal year ended June 30, 2019.

Compensation Committee

The Compensation Committee acts on behalf of the Board to fulfill the Board’s responsibilities to:

•	oversee, review, modify and approve our compensation strategy and policies;

•	assess the independence of compensation consultants and legal advisors prior to engagement;

•	exercise sole power to retain compensation consultants and advisors and to determine the scope of the associated engagements;

•	review and approve annual corporate performance goals;

•	evaluate the chief executive officer’s and executive officers’ performance;

•	review and determine the compensation to be paid to our executive officers, including the allocation of equity related grants;

•	recommend the compensation and terms of appointment of non-executive directors to the Board of Directors for review and approval;

•	ensure the Company meets the reporting requirements promulgated by the SEC regarding compensation and disclosure of compensation and compensation related practices;

•	assess potential compensation related risks; and

•	evaluate and ensure compliance with “Say-on-Pay” requirements.

The Compensation Committee also consults with and considers the recommendations of the chief executive officer with respect to the appropriate level and mix of the various compensation components, focused primarily on the particular goals of applicable executives and employees in a particular year. The Board of Directors has adopted a written charter for the Compensation Committee, which is available on our website at www.meipharma.com. Dr. Clemens has served as the Chairman of the Compensation Committee since August 1, 2016. The other members of the Compensation Committee are Mr. Rueckert, Dr. Reynolds and Dr. Glover. The Board of Directors has determined that each member of the Compensation Committee is independent as defined by applicable NASDAQ rules. The Compensation Committee met six times during the fiscal year ended June 30, 2019.

Nominating and Governance Committee

Mr. Baltic has served as Chairman of the Nominating and Governance Committee since September 2012. The other members of the Nominating Committee are Dr. White and Dr. Reynolds. MEI Pharma’s Nominating and Governance Committee Charter is posted on its website at www.meipharma.com. The Board of Directors has determined that each of the Nominating and Corporate Governance Committee members is independent, as defined by applicable NASDAQ and SEC rules. The Nominating and Governance Committee met five times during the fiscal year ended June 30, 2019.

The Nominating and Governance Committee is responsible for assisting the Board of Directors in:

•	identifying qualified individuals who possess the desired experience and skills to serve on the Board;

•	proposing chairpersons and members on committees to the Board;

•

considering all qualified director candidates identified by the Nominating and Governance Committee, or by stockholders, in the event any member of the Board of Directors does not wish to continue in service or if the Board of Directors decides not to re-nominate a member for re-election;

•	overseeing the Board evaluation process and evaluating the size and composition of the Board; and

•	evaluating any stockholder proposal and whether to recommend to the Board of Directors and whether the Company shall support or oppose the proposal.

Stockholders who would like to propose an independent director candidate for consideration for nomination by the Board of Directors at next year’s annual meeting of stockholders may do so by submitting the candidate’s name, resume and biographical information to the attention of Brian G. Drazba, Secretary, MEI Pharma, Inc., 3611 Valley Centre Drive, Suite 500, San Diego, California 92130. All stockholder nominations received by the Secretary, which comply with the advance notice provisions of the Company’s Amended and Restated Bylaws, will be presented to the Nominating and Governance Committee for the same consideration as individuals identified by the Nominating and Governance Committee through other means.

The Nominating and Governance Committee reviews the prospective candidate’s biographical information and assesses each candidate’s independence, diversity, skills and expertise based on a variety of factors, including the following criteria:

•	whether the candidate has exhibited behavior that indicates he or she is committed to the highest ethical standards;

•

whether the candidate has had broad business, governmental, non-profit or professional experience that indicates that the candidate will be able to make a significant and immediate contribution to the Board of Directors’ discussion and decision-making; and

•	whether the candidate will be able to devote sufficient time and energy to the performance of his or her duties as a director.

Application of these factors requires the exercise of judgment by members of the Nominating and Governance Committee when the Committee makes recommendations to the Board of Directors, and cannot be measured in a quantitative way. In addition, the Nominating and Governance Committee considers, as one factor among many, the diversity of Board candidates, which may include diversity of skills and experience as well as geographic, gender, age, and ethnic diversity. The Nominating and Governance Committee does not, however, have a formal policy with regard to the consideration of diversity in identifying Board candidates. The Nominating and Governance Committee and the Board of Directors generally value the broad business experience and independent business judgment in the health care, life sciences and other fields of each member. Specifically, Dr. White is qualified for the Board based on her business and medical experience in the healthcare field, including oncology research. Mr. Driscoll is qualified for the Board based on his business experience in the pharmaceutical industry in the area of finance and his status as an “audit committee expert”. Mr. Rueckert is qualified for the Board based on his business experience in the investment industry and his status as an “audit committee expert”. Mr. Baltic is qualified for the Board based on his business experience in the health care investment banking industry. Dr. Reynolds is qualified for the Board based on his medical experience and experience in clinical development and regulatory and medical affairs. Dr. Glover is qualified for the Board based on his business experience and his drug development experience in the oncology field. Dr. Clemens is qualified for the Board based on his business and pharmaceutical industry experience in the areas of commercialization, strategic marketing, business development and drug development in oncology. Dr. Gold is qualified for the Board based on his experience as the Company’s chief executive officer and other experience in clinical development and the pharmaceutical industry. Ms. Howson is qualified for the Board based on her business experience in the pharmaceutical industry in the area of business development.

In addition, the Nominating and Governance Committee oversees compliance by the Company with its legal and regulatory obligations and periodically reviews:

•	the Company’s Code of Business Conduct and Ethics;

•	the Company’s Insider Trading Policy;

•	the Company’s Corporate Disclosure Policy;

•	the Company’s restated certificate of incorporation;

•	the Company’s amended and restated bylaws; and

•	the independent status of directors.

Director Independence

The Board of Directors has determined the independence of each director in accordance with the elements of independence set forth in the NASDAQ listing standards. Based upon information solicited from each director, the Board of Directors has determined that each of Mr. Rueckert, Dr. White, Mr. Driscoll, Dr. Reynolds, Mr. Baltic, Dr. Glover, Dr. Clemens and Ms. Howson has no material relationship with MEI Pharma and is “independent” within the meaning of NASDAQ’s director independence standards as currently in effect. In making the foregoing determinations, the Board of Directors has considered both the objective tests set forth in the NASDAQ independence standards and subjective measures with respect to each director necessary to determine that no relationships exist that would interfere with the exercise of independent judgment by each such director in carrying out responsibilities of a director. Dr. Gold, as President and Chief Executive Officer, is not considered independent in accordance with NASDAQ’s requirements.

Board Leadership Structure

Previously, the Board of Directors created the position of Lead Director to carry out the duties of the Chairman until the Nominating and Governance Committee identified, and the Board appointed, a director to the Chairman position. In December 2015, the Board of Directors eliminated the Lead Director position and elected Dr. White to the position of Chairman of the Board. Dr. White previously held the position of Lead Director since March 2013.

The Board of Directors does not have a policy addressing whether the same person should serve as both the Chief Executive Officer and Chairman of the Board or if the roles should be separate. Our Board believes that it should have the flexibility to make its determination based upon what it considers to be the appropriate leadership structure for the Company at the time. The Board believes that its current leadership structure, with Dr. Gold serving as President and Chief Executive Officer and Dr. White serving as Chairman of the Board is appropriate for the Company at this time.

Board Role in Risk Oversight

Risk is an integral part of the Board and Committee deliberations throughout the year. While the Board has the ultimate oversight responsibility for the risk management process, various committees of the Board also have responsibility for risk management. In particular, the Audit Committee focuses on financial risk, including internal controls, and receives financial risk assessment reports from management. Risks related to the compensation programs are reviewed by the Compensation Committee. The Nominating and Governance Committee exercises oversight of governance risks, including succession planning and legal compliance. The Board is advised by these committees of significant risks and management’s response through periodic updates.

Anti-Hedging and Pledging Policies

Under our Insider Trading Policy, all directors, officers, employees and consultants of the Company are subject to restrictions on hedging of securities of the Company. These restrictions apply to securities of the Company owned by such persons, regardless of whether such securities were granted by the Company to such persons as compensatory awards. Our Insider Trading Policy prohibits such persons from engaging in short sales of securities of the Company or in transactions in publicly traded options with respect to securities of the Company. In addition, our Insider Trading Policy permits, but discourages, such persons from holding securities of the Company in a margin account or pledging securities of the Company as collateral for a loan and from entering standing orders with respect to securities of the Company.

Stockholder Communications with the Board of Directors

The Company’s stockholders may communicate with the Board of Directors, including non-executive directors or officers, by sending written communications addressed to such person or persons in care of MEI Pharma, Inc., Attention: Secretary, 3611 Valley Centre Drive, Suite 500, San Diego, California, 92130. All communications will be compiled by the Secretary and submitted to the addressee. If the Board of Directors modifies this process, the revised process will be posted on the Company’s website.

Appointment of Directors

The Company’s amended and restated certificate of incorporation and amended and restated by-laws provide that the number of directors will be set by resolution of the board, but shall be between two and nine. The Company currently has nine directors. The Company expects that the number of directors will decrease to eight following the expiration of Mr. Rueckert’s term at the Annual Meeting.

Under the Company’s restated certificate of incorporation and amended and restated by-laws, directors are to be elected at each annual meeting of stockholders for a term of three years unless the director is removed, retires or the office is vacated earlier. The board is divided into three classes with respect to the term of office, with the terms of office of one class expiring each successive year. This classified board provision could discourage a third party from making a tender offer for the Company’s shares or attempting to obtain control of MEI Pharma. It could also delay stockholders who do not agree with the policies of the Board of Directors from removing a majority of the Board of Directors for two years.

A director may resign at any time. The resignation is effective upon receipt of notice. Any or all directors may be removed with or without cause by a resolution of stockholders entitled to vote to elect directors. Vacancies from resignation or removal or expansion of the size of the board may be filled by resolution of a majority of directors then in office or by a sole remaining director, and any director so appointed shall serve for the remainder of the full term of the class of directors in which the vacancy occurred.

Attendance of Directors at Board Meetings and Shareholder Meetings

During the fiscal year ended June 30, 2019, the Board of Directors held a total of six meetings, and each director attended at least 75% of the total number of meetings of the Board of Directors and of the meetings of each committee of the Board of Directors on which such director served.

All directors are expected to attend the Company’s annual meetings of stockholders. All directors then in office attended the annual meeting of stockholders held in November 2018.

Code of Ethics

The Company has adopted a Code of Business Conduct and Ethics that applies to the Company’s directors and employees and the Company has posted the text of the policy on its website at www.meipharma.com.

Executive Officers

The Company’s executive officers are appointed by and serve at the discretion of the Board of Directors. Set forth below are the names and certain biographical information regarding MEI Pharma’s executive officers as of June 30, 2019.

Daniel P. Gold Ph.D., age 65, President and Chief Executive Officer

See “Directors” above for biographical information regarding Dr. Gold.

Brian G. Drazba, age 58, Chief Financial Officer and Secretary

Mr. Drazba has been Chief Financial Officer since April 2017. Mr. Drazba has more than 25 years of financial management experience in the healthcare industry. Previously, he served as Vice President of Finance and Chief Financial Officer of Heron Therapeutics, Inc., a commercial-stage biotechnology company, from October 2013 to March 2017. From 2009 to 2012, he was Vice President of Finance and Chief Accounting Officer for ISTA Pharmaceuticals, a commercial-stage pharmaceutical company. ISTA Pharmaceuticals was acquired by Bausch + Lomb in June 2012. From 1992 to 2009, Mr. Drazba held various positions of increasing responsibility within Insight Health Corp., most recently as Senior Vice President and Chief Accounting Officer. He began his career at Arthur Andersen & Co., a public accounting firm. Mr. Drazba is a licensed Certified Public Accountant (inactive) in California and received a B.A. degree in Accounting from the University of San Diego.

Robert D. Mass, M.D., age 65, Chief Medical Officer

Dr. Mass has been Chief Medical Officer since June 2011. Dr. Mass has more than 20 years of experience as a medical oncologist in both clinical practice and clinical drug development. He held a number of leadership positions at Genentech from 1998 to 2009, most recently as Head of Medical Affairs, BioOncology, a position created to strategically integrate and optimize all of the non-sponsored clinical programs within the company’s oncology portfolio. He also served on the Executive Development Review Committee at Genentech, which was responsible for the review and approval of all sponsored clinical programs across the company’s therapeutic portfolio. Previously he served as clinical science leader for Herceptin® from 1999 to 2002, Tarceva® from 2002 to 2003, and Avastin®, currently the leading oncology therapeutic worldwide, from 2003 to 2007. Prior to joining Genentech, he practiced Hematology and Medical Oncology from 1988 to 1998. Dr. Mass earned his bachelor’s degree in Economics from Tufts University and his medical degree from Oregon Health & Science University. He is certified by the American Board of Internal Medicine in both Internal Medicine and Medical Oncology.

David M. Urso, age 55, Chief Operating Officer & General Counsel

Mr. Urso has been Chief Operating Officer and General Counsel since July 2018. Prior to July 2018, Mr. Urso had been the Company’s Senior Vice President of Corporate Development and General Counsel since March 2014. Mr. Urso joined MEI Pharma with more than two decades of experience in the life science industry, most recently as Chief Operating Officer and General Counsel at Tioga Pharmaceuticals, a privately held drug development company he co-founded in 2005. Previously, he was a Principal at Forward Ventures, where he was responsible for identifying and developing life science venture capital investments. Prior to joining Forward Ventures in 2002, Mr. Urso was Director of Corporate Development and Legal Affairs at DNA Sciences, Inc. Previously, he worked as an attorney in the corporate securities and licensing groups at Wilson Sonsini Goodrich & Rosati LLP and Cooley Godward LLP, after beginning his career as a bench scientist at SmithKline Beecham and the University of Pennsylvania Medical School. Mr. Urso received a J.D. from Harvard Law School and a B.A. in Molecular Biology and Philosophy from Reed College.

ADVISORY VOTE ON EXECUTIVE COMPENSATION

(PROPOSAL NO. 2)

At our 2017 annual meeting of stockholders, our stockholders indicated their preference that we solicit a non-binding advisory vote on the compensation of the named executive officers, commonly referred to as a “Say-on-Pay” vote, every year. This vote is not intended to address any specific item of compensation, but rather the overall compensation of our named executive officers and the philosophy, policies and practices described in this proxy statement.

The compensation of our named executive officers subject to the vote is disclosed in the “Compensation Discussion and Analysis—Compensation Philosophy and Objectives” section and the compensation tables and the related narrative disclosure contained in this proxy statement. As discussed in those disclosures, we believe that our compensation policies and decisions are focused on pay-for-performance principles, aligned with our stockholders’ interests and consistent with current market practices. Compensation of our named executive officers is intended to enhance stockholder value by attracting, motivating and retaining qualified individuals to perform at the highest levels and to contribute to our growth and success.

We urge stockholders to read the information below under “Compensation Discussion and Analysis”, including the Company’s Compensation Philosophy and Objectives as well as the related compensation tables and narrative, which describes in more detail how our executive compensation policies and procedures operate and are designed to achieve our compensation objectives. Our Board of Directors and the Compensation Committee believe that our compensation policies and practices are effective in implementing our compensation philosophy and in helping us achieve our corporate goals.

Accordingly, our Board of Directors is asking the stockholders to indicate their support for the compensation of our named executive officers as described in this proxy statement by casting a non-binding advisory vote “FOR” the following resolution:

“RESOLVED, that the compensation paid to MEI Pharma, Inc. named executive officers for fiscal 2019, as disclosed pursuant to Item 402 of Regulation S-K in the Company’s proxy statement for the fiscal year 2020 annual meeting of stockholders, including the discussion under the heading “Compensation Discussion and Analysis”, the compensation tables and the other narrative discussion is hereby APPROVED.”

Because the vote is advisory, it is not binding on us or our Board of Directors. Nevertheless, the views expressed by our stockholders, whether through this vote or otherwise, are important to us and our Board of Directors and, accordingly, our Board and the Compensation Committee intend to consider the results of this vote in making determinations in the future regarding executive compensation arrangements.

Advisory approval of this proposal requires a majority of the votes cast by stockholders entitled to vote on the proposal voting “FOR” approval. Abstentions and broker non-votes, if any, will be counted for the purposes of determining the presence or absence of a quorum. Abstentions will have the effect of a vote “against” the proposal. Broker non-votes will have no effect on the outcome of the proposal. A failure to vote by not returning a signed proxy will have no effect on the outcome of the proposal.

THE BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE “FOR” THE APPROVAL OF THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS, AS DISCLOSED IN THIS PROXY STATEMENT.

COMPENSATION DISCUSSION AND ANALYSIS

This Compensation Discussion and Analysis describes the compensation strategy, policies, programs and practices for the named executive officers identified in the Summary Compensation Table. For fiscal year 2019, the named executive officers consist of Daniel P. Gold, Ph.D., President, Chief Executive Officer & Director, Brian G. Drazba, Chief Financial Officer, Robert D. Mass, M.D., Chief Medical Officer, and David M. Urso, Chief Operating Officer and General Counsel, to whom we collectively refer in this Compensation Discussion and Analysis as our “executive officers.”

Compensation Philosophy and Objectives

We believe that the performance of our executive officers significantly impacts our ability to achieve our corporate goals. We, therefore, place considerable importance on the design and administration of our executive officer compensation program. This program is intended to enhance stockholder value by attracting, motivating and retaining qualified individuals to perform at the highest levels and to contribute to our growth and success. Our executive officer compensation program is designed to provide compensation opportunities that are tied to individual and corporate performance.

Our overall compensation philosophy has been to pay our executive officers an annual base salary and to provide opportunities, through cash and equity incentives, to deliver higher compensation if certain key performance goals are satisfied or exceeded. The primary principles of our fiscal year 2019 compensation strategy were:

•	Compensation decisions are driven by a pay-for-performance philosophy;

•	Compensation should reflect individual and corporate performance; and

•	Target annual compensation is competitively positioned against a peer group of similar companies.

The Compensation Committee’s Process

The Compensation Committee acts on behalf of the Board with respect to fulfilling the Board’s responsibilities to oversee the Company’s compensation policies, plans and programs and reviewing and determining, as appropriate, the compensation to be paid to executive officers and directors. In achieving this task, the Compensation Committee (i) reviews and approves corporate performance goals and objectives that support and reinforce the Company’s long-term strategic goals and compensation plans; (ii) reviews the individual performance of the executive officers; (iii) establishes policies with respect to equity compensation arrangements, timing and pricing of equity awards for newly hired employees, promotions and annual grants for executive and non-executive employees and directors; (iv) reviews regional and industry-wide compensation practices and trends to assess the propriety, adequacy and competitiveness of the Company’s executive compensation programs among comparable companies in the Company’s industry; (v) reviews and approves the terms of any employment agreements, severance agreements, change-of-control protections and any other compensatory arrangements of the executive officers; (vi) performs and considers a compensation risk assessment; and (vii) considers shareholder feedback and Say-on-Pay voting results.

With respect to compensation of our Chief Executive Officer, the Compensation Committee evaluates the Chief Executive Officer’s performance in light of relevant performance goals and objectives, taking into account the policies of the Compensation Committee and, with respect to long-term incentive compensation, stockholder return and the results of the most recent stockholder advisory vote on executive compensation. The Compensation Committee reviews and approves (or if appropriate, recommends to the Board for final determination and approval) individual and corporate performance goals and objectives of the Company’s other executive officers. The Compensation Committee considers the recommendations of the Chief Executive Officer with respect to the compensation of the Company’s other executive officers. The Compensation Committee also makes recommendations to the Board with respect to this “Compensation Discussion and Analysis” section and recommends that such section be included in any of the Company’s annual reports on Form 10-K, registration statements, proxy statements or information statements.

The Compensation Committee meets at least once a year or more frequently as its members deem necessary or appropriate. Under the charter, the Compensation Committee has the authority, in its sole discretion, to retain or obtain the advice of a compensation consultant, legal counsel or other advisors as the Compensation Committee may determine to assist in the performance of the Compensation Committee’s duties and responsibilities, only after taking into consideration the factors prescribed by the SEC and NASDAQ that bear upon the adviser’s independence.

Setting Executive Compensation

The Compensation Committee considers peer group analysis as a component of its overall executive compensation decision process, but it does not attempt to set executive compensation to a specific benchmark level, or percentile at other companies. The Compensation Committee determines the mix of compensation of each executive officer based on its review of such competitive data and an assessment of the individual’s performance. We believe our approach to compensation does not encourage excessive risk-taking by the Company’s executives as it is not a market outlier and is based on a typical mix of short- and long-term compensation tied to both internal objectives and to shareholder value.

Our peer group of companies for fiscal year 2019 consists of 21 similar publicly-traded drug development companies, all approved by the Compensation Committee, with input from management and our compensation consultant. The peer group is composed of drug development companies with a similar market cap (all under $850 million), without material revenue from commercial products, and with emphasis on oncology drug development companies as follows:

Aduro BioTech, Inc.	Idera Pharmaceuticals, Inc.
Advaxis, Inc.	Infinity Pharmaceuticals, Inc.
Agenus Inc.	Karyopharm Therapeutics Inc.
ArQule, Inc.	Kura Oncology, Inc.
Bellicum Pharmaceuticals, Inc.	Pieris Pharmaceuticals, Inc.
Calithera Biosciences, Inc.	Rigel Pharmaceuticals, Inc.
Celldex Therapeutics, Inc.	Stemline Therapeutics, Inc.
ChemoCentryx, Inc.	Tracon Pharmaceuticals, Inc.
CytRx Corporation	Verastem, Inc.
Five Prime Therapeutics, Inc.	Ziopharm Oncology, Inc.
Geron Corporation

The Compensation Committee believes that our base compensation, cash incentives and equity programs reward the achievement of clearly defined corporate goals and objectives. This is critical for ensuring a competitive program that retains our existing executive officers and allows us to hire new executive officers, particularly in light of the competitive nature of our industry.

The peer data were used as context for setting executive officer compensation in late fiscal year 2019 and for setting fiscal 2020 compensation. The Compensation Committee does not set a target benchmark, but in fiscal year 2019, the value of total direct compensation for all named executive officers was near the median, with the CEO below the median, to recognize that fiscal year 2018 compensation was slightly above the median following success in clinical development and financing activities.

Role of Stockholder Say-on-Pay Votes

At our annual meeting of stockholders held in November 2018, approximately 99% of the shares voted at the meeting approved, on an advisory basis, the compensation of our named executive officers. The Compensation Committee considers input from stockholders, its compensation consultant and proxy advisors, when assessing its compensation philosophy and the components of its compensation program, giving further consideration to the level of attainment of corporate goals and to the compensation data of the Company’s peer group so that compensation decisions are broadly consistent with market practice.

Elements of Compensation

Each executive officer’s compensation package is comprised of three key elements: (i) base salary, (ii) performance-based cash incentives and (iii) equity-based compensation. These elements of executive compensation are intended to align the interests of our executive officers with those of our stockholders.

Base Salary

Base salaries serve to provide a fixed amount of compensation to our executive officers for successfully fulfilling their responsibilities. We establish base salaries for our executive officers when they join our Company or upon promotion. Base salaries for executive officers are reviewed and determined by the Compensation Committee on an annual basis, in consultation with our compensation consultant. Dr. Gold and Dr. Mass were provided a salary increase of no more than 3% in fiscal 2019 to keep pace with the cost of living and the competitive marketplace, while recognizing that the emphasis of the compensation program is performance- based through cash incentives and equity awards. Mr. Drazba was provided a salary increase of 8.6% to adjust his salary so that it was closer to, but still below, the peer group median and Mr. Urso was provided a salary increase of 9.2% to reflect his increased responsibilities as the Chief Operating Officer in addition to his continued duties as General Counsel. Our Chief Medical Officer currently works a 40% part-time schedule and his salary is pro-rated accordingly.

Performance-based Cash Incentives

The Compensation Committee believes that allocating a meaningful amount of our executive officers’ total cash compensation to the achievement of corporate goals and objectives aligns our executive officers’ interests with those of our stockholders. The Compensation Committee establishes annual corporate incentive bonus targets for each of our executive officers. For fiscal year 2019, bonus targets were set at 50%, 40%, 40% and 40% of base salary for our Chief Executive Officer, Chief Financial Officer, Chief Medical Officer and Chief Operating Officer and General Counsel, respectively. Our Chief Medical Officer currently works a 40% part-time schedule and his bonus is pro-rated accordingly. The annual corporate goals and objectives are generally critical path activities or strategic initiatives designed to enhance shareholder return.

Equity-based Compensation

The Compensation Committee believes that long-term value creation is achieved through an ownership culture that encourages performance by our executive officers through stock and stock-based awards. This potential reward for shareholder value creation is also key to our retention strategy. Under our 2008 Equity Plan, which was amended in 2018, we may award incentive and non-qualified stock options, stock appreciation rights, restricted stock, restricted stock units, and performance shares and units. Stock options granted before the plan was amended in December 3, 2014 generally have five-year terms. Those granted after December 3, 2014 expire after 10 years, have an exercise price equal to the fair market value at grant, and typically vest 25% after one year and in equal monthly installments thereafter over the next 36 months and have a three-month post-termination exercise period.

At the start of fiscal year 2019, we granted annual options to the Chief Executive Officer, the Chief Financial Officer, the Chief Medical Officer and the Chief Operating Officer & General Counsel in the amount of 300,000, 100,000, 130,000 and 220,000 options, respectively. All option awards were granted with an exercise price of $4.28, which was the closing price on the date of grant. The Compensation Committee views options as naturally performance-based because they do not reward the option holder unless the stock price increases after grant.

The total compensation of each executive officer, which consisted of salary, bonus, and the grant date fair value of options was below the median of the peer group for all executive officers.

Corporate Goals for Fiscal Year 2019

Annual performance goals are set by the Compensation Committee, and they are as objective as possible in both their definition and their scoring at the end of the period, though there is a subjective element to scoring goals to recognize binary achievement and the quality of achievement. This is consistent with the multi-year timeline associated with the drug development business, where annual goals are milestones for a long-term development and regulatory approval process that creates value over a long time and investment horizon . The following is a description of the primary corporate goals for fiscal year 2019, which assisted the Compensation Committee in determining total compensation. Goal achievement was measured objectively, and it was determined that the Company had met 95% of the goals, as follows:

•	Conduct the Company’s operations within the approved budget and maintain sufficient capital to fund the Company’s internal clinical development plan with at least 18 months cash runway.

•	Obtain Board approval for the first iteration of ME-401 commercial launch plan by March 31, 2019.

•	Enroll first patient in ME-401 registration trial by March 31, 2019.

•	Complete 60 patient enrollment MDS Stage 2 by March 31, 2019.

•	File planned Voruciclib protocol amendment by March 31, 2019.

Executive Benefits and Perquisites

The Company offers benefit programs to its employees, including named executive officers, which includes paid-time off, health insurance, including a company funded HSA account and a Company sponsored 401(k) plan. Our executive officers generally do not receive any supplemental retirement benefits or perquisites, and participate in the above listed benefit programs on the same basis as other full-time employees.

Severance and Change in Control Agreements

Each of Dr. Gold’s, Mr. Drazba’s, Dr. Mass’s and Mr. Urso’s employment agreement provides for certain severance payments upon the applicable employee’s termination by us other than for cause or by the applicable employee for good reason, as such terms are defined in the respective employment agreement. Upon such a termination of employment, we will: (i) make a payment to the applicable employee in lieu of notice in an amount equal to twelve months of such employee’s base salary (as in effect at the time of such employee’s termination from employment), and (ii) accelerate the vesting of the applicable employee’s options so that such employee will be vested in the same number of shares of common stock subject to the options as if such employee had continued to be employed by us for an additional twelve months. Such payment and additional option vesting will be conditional upon the execution of a customary release of claims in favor of us and our affiliates, in a form prescribed by us. The payment in lieu of notice will be paid to the applicable employee in a single lump sum payment as soon as administratively practicable after the maximum review and revocation period for the release agreement as may be required under applicable law, if any, or such earlier date as determined in our sole discretion, but in no event more than 60 days after the applicable employee’s termination of employment. If their employment had been terminated in accordance with the foregoing provisions on June 30, 2019, Dr. Gold, Mr. Drazba, Dr. Mass and Mr. Urso would have been entitled to payments in the amount of $610,018, $380,000, $472,100 (prorated to the current year’s percentage work schedule) and $426,000, respectively, and the vesting of options to purchase 428,750 shares, 130,417 shares, 154,793 shares, and 202,917 shares of our common stock, respectively.

In the event of a change in control of MEI Pharma, as defined in the 2008 Equity Plan, unless the Compensation Committee of the Board of Directors determines otherwise, all of the options granted to Dr. Gold, Mr. Drazba, Dr. Mass and Mr. Urso will accelerate and become fully exercisable effective upon the date of the change in control. As of June 30, 2019, the intrinsic value of unvested stock options that would accelerate and become fully exercisable upon a change in control, computed by multiplying the difference between the closing price per share of our common stock on June 30, 2019 of $2.50 and the exercise price of each stock option vested as a result of the termination, by the number of accelerated stock options for Dr. Gold, Mr. Drazba, Dr. Mass and Mr. Urso, was $117,325, $62,563, $41,681 and $40,137, respectively.

Tax and Accounting Considerations

The tax and accounting consequences to the Company of certain compensation elements are important considerations for the Compensation Committee when evaluating and recommending compensation packages for our executive officers. Generally, the Compensation Committee seeks to balance its objective to create an effective compensation program that attracts, retains and rewards executives in order to maximize the return to stockholders with the need for appropriate tax and accounting consequences of such compensation.

In addition to considering the tax consequences, the Compensation Committee considers the accounting consequences of its decisions, including the impact of expenses being recognized in connection with equity-based awards, in determining the size and form of different equity-based awards.

CEO Pay Ratio

SEC rules require us to disclose the total annual compensation of our principal executive officer for fiscal 2019, who was Daniel P. Gold, our President and Chief Executive Officer, the median of the total annual compensation of all employees other than our principal executive officer, as well as their ratio to each other (the “CEO Pay Ratio”). Total annual compensation for our principal executive officer and for the median of the total annual compensation of all employees is calculated in accordance with SEC rules applicable to the Summary Compensation Table. For fiscal 2019, these amounts were as follows:

•	Our principal executive officer’s total annual compensation: $1,854,414

•	Our median compensated employee’s total annual compensation: $315,891

•	CEO Pay Ratio: 5.9 to 1

In determining the median compensated employee, we chose June 30, 2019 as the determination date. As of this date, we had 39 employees, excluding our principal executive officer. We annualized compensation of employees who were not employed with us for the full fiscal year. In determining our median compensated employee and calculating the CEO Pay Ratio, we did not use any of the exemptions permitted under SEC rules, nor did we rely upon any material assumptions, adjustments or estimates.

The Company believes that the CEO Pay Ratio set forth above is a reasonable estimate for fiscal 2019, determined in a manner consistent with SEC rules. The SEC rules for identifying the median compensated employee and calculating the CEO Pay Ratio based on that employee’s total annual compensation permit companies to adopt a variety of methodologies, to apply certain exemptions and to make certain assumptions, adjustments or estimates that reflect their compensation policies. Accordingly, the CEO Pay Ratio may not be comparable to the pay ratios reported by other companies, which may have used different methodologies, assumptions, adjustments or estimates in calculating their pay ratios.

COMPENSATION COMMITTEE REPORT

Our Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K and contained within this Proxy Statement with management and, based on such review and discussions, our Compensation Committee recommended to our Board that the Compensation Discussion and Analysis be included in this Proxy Statement and incorporated by reference into our Annual Report on Form 10-K for the year ended June 30, 2019. Submitted on October 23, 2019 by the members of the Compensation Committee of the Board of Directors:

Dr. Kevan E. Clemens

Dr. Nicholas R. Glover

Dr. Thomas C. Reynolds

Mr. William D. Rueckert

This Section is not “soliciting material,” is not deemed “filed” with the SEC and is not to be incorporated by reference in any filing of the Company under the Exchange Act or the Securities Act, other than in the Company’s Annual Report on Form 10-K where it shall be deemed to be furnished, whether made before or after the date hereof and irrespective of any general incorporation language in any such filing.

EXECUTIVE COMPENSATION

Summary Compensation Table

The table below sets forth for the fiscal years ended June 30, 2019, 2018 and 2017, the compensation of our named executive officers.

Name and Principal Position	Year	Salary ($)	Stock Awards ($)(1)	Option Awards ($)(2)	Non-Equity Incentive Plan Compensation ($) (3) (4) (5) (6)	All Other Compensation ($)	Total ($)(8)
Daniel P. Gold	2019	$610,018	$—	$954,637	$289,759	$—	$1,854,414
President, Chief Executive	2018	592,250	—	2,081,847	311,319	—	2,985,416
Officer & Director	2017	575,000	—	426,824	287,500	—	1,289,324
Brian G. Drazba	2019	380,000	—	318,212	144,400	—	842,612
Chief Financial Officer	2018	350,000	—	532,916	133,000	—	1,015,916
	2017	87,500	—	191,027	—	—	278,527
Robert D. Mass	2019	188,840	—	413,676	71,759	—	674,275
Chief Medical Officer (7)	2018	183,340	—	626,296	69,669	—	879,305
	2017	178,000	—	151,635	71,200	—	400,835
David M. Urso	2019	426,000	—	700,067	181,880	—	1,307,947
Chief Operating Officer	2018	390,000	—	712,211	148,200	—	1,250,411
and General Counsel	2017	375,000	—	146,019	150,000	—	671,019

(1)

Represents the aggregate grant date fair value of restricted stock unit awards granted in accordance with Financial Accounting Standards Board, or FASB, Accounting Standards Codification, or ASC, Topic 718, “Stock Compensation”, calculated based on the closing market price of our common stock on the date of grant.

(2)

Represents the aggregate grant date fair value of options granted in accordance with ASC Topic 718. For the relevant assumptions used in determining these amounts, refer to Note 8 to our audited financial statements contained in our Annual Report on Form 10-K.

(3)

Dr. Gold received a bonus of 47.5% of his base salary for the fiscal year ended June 30, 2019, based upon the Compensation Committee’s determination to award bonuses at 95% of target levels. Dr. Gold received a bonus of 47.5% of his base salary for the fiscal year ended June 30, 2018 based upon the Compensation Committee’s determination to award bonuses at 95% of target levels and to provide an additional one-time bonus of $30,000. Dr. Gold received a bonus of 50% of his base salary for the fiscal year ended June 30, 2017, based upon the Compensation Committee’s determination to award bonuses at 100% of target levels.

(4)

Mr. Drazba received a bonus of 38% of his base salary for the fiscal year ended June 30, 2019 based upon the Compensation Committee’s determination to award bonuses at 95% of target levels. Mr. Drazba received a bonus of 38% of his base salary for the fiscal year ended June 30, 2018 based upon the Compensation Committee’s determination to award bonuses at 95% of target levels.

(5)

Dr. Mass received a bonus of 38% of his pro-rated base salary for the fiscal year ended June 30, 2019, based upon the Compensation Committee’s determination to award bonuses at 95% of target levels. Dr. Mass received a bonus of 38% of his pro-rated base salary for the fiscal year ended June 30, 2018 based upon the Compensation Committee’s determination to award bonuses at 95% of target levels. Dr. Mass received a bonus of 40% of his pro-rated base salary for the fiscal year ended June 30, 2017, based upon the Compensation Committee’s determination to award bonuses at 100% of target levels.

(6)

Mr. Urso received a bonus of 42.7% of his base salary for the fiscal year ended June 30, 2019, based upon the Compensation Committee’s determination to award bonuses at 95% of target levels and to provide an additional one-time $20,000 bonus. Mr. Urso received a bonus of 38% of his base salary for the fiscal year ended June 30, 2018 based upon the Compensation Committee’s determination to award bonuses at 95% of target levels. Mr. Urso received a bonus of 40% of his base salary for the fiscal year ended June 30, 2017, based upon the Compensation Committee’s determination to award bonuses at 100% of target levels.

(7)	Beginning in fiscal year 2014, Dr. Mass worked a 40% schedule. Amounts reported in the table reflect pro-ration.
(8)

In accordance with SEC rules, the compensation described in this table does not include various health and welfare or other benefits received by our named executive officers that were generally available to all of our regular, full-time employees, as well as certain perquisites and other benefits received by our named executive officers that, in the aggregate, were less than $10,000 for any officer.

Employment Agreements

We have entered into written employment agreements with each of the named executive officers, which set forth the terms of their respective employments. Mr. Urso’s employment agreement was amended on July 12, 2018 in connection with his promotion to Chief Operating Officer.

Employment Agreement between Daniel P. Gold and MEI Pharma

In connection with Dr. Gold’s appointment as President and Chief Executive Officer, we entered into an Employment Letter Agreement, dated April 23, 2010 with Dr. Gold (the “Gold Employment Letter”). The Gold Employment Letter provided for an annual base salary of $400,000, subject to upward adjustment at the discretion of the Compensation Committee of the Board of Directors. Pursuant to the terms of the Gold Employment Letter, Dr. Gold was eligible to earn an annual cash bonus in an amount up to a maximum of 40% of the base salary, based on his achievement of milestones established by the Compensation Committee of the Board of Directors. Beginning in fiscal year 2015, the Compensation Committee established the target amount of Dr. Gold’s annual cash bonus as 50% of his base salary. Dr. Gold’s Employment Letter Agreement was not modified or amended in fiscal year 2019. Beginning in fiscal year 2020, the Compensation Committee established the target amount of Dr. Gold’s annual cash bonus as 60% of his base salary.

Dr. Gold may terminate his employment at any time and for any reason, upon providing three (3) months advance notice to us. Dr. Gold may terminate his employment with Good Reason (as defined in the Gold Employment Letter) by providing us with notice within sixty (60) days of the event giving rise to the Good Reason (and we do not cure the Good Reason event within thirty (30) days after receiving notice). We have the right to terminate the Gold Employment Letter with or without Cause (as defined in the Gold Employment Letter) at any time. If Dr. Gold’s employment is terminated by us without Cause or by Dr. Gold for Good Reason, Dr. Gold will be entitled to (i) a lump sum payment in an amount equal to twelve (12) months of his base salary and (ii) accelerated vesting of his options such that Dr. Gold will be vested in the same number of options as if he had continued to be employed by us for an additional twelve (12) months. The Gold Employment Letter contains confidentiality provisions.

Employment Agreement between Brian G. Drazba and MEI Pharma

In connection with Mr. Drazba’s appointment as Chief Financial Officer, we entered into an Employment Letter, dated February 1, 2017, with Mr. Drazba (the “Drazba Employment Letter”). The Drazba Employment Letter provided for an annual base salary of $350,000, subject to upward adjustment at the discretion of the Compensation Committee of the Board of Directors. Pursuant to the terms of the Drazba Employment Letter, Mr. Drazba is eligible to earn an annual cash bonus, beginning for the fiscal year starting on July 1, 2017, in an amount up to a maximum of 40% of the base salary, based on his achievement of milestones established by the Compensation Committee of the Board of Directors. Mr. Drazba’s Employment Letter Agreement was not modified or amended in fiscal year 2019.

Mr. Drazba may terminate his employment at any time other than for Good Reason (as defined in the Drazba Employment Letter), upon providing two (2) months advance notice to us. Mr. Drazba may terminate his employment with Good Reason by providing us with notice within sixty (60) days of the event giving rise to the Good Reason (and we do not cure the Good Reason event within thirty (30) days after receiving notice). We have the right to terminate the Drazba Employment Letter with or without Cause (as defined in the Drazba Employment Letter) at any time. If Mr. Drazba’s employment is terminated by us without Cause or by Mr. Drazba for Good Reason, Mr. Drazba will be entitled to (i) a lump sum payment in an amount equal to twelve (12) months of his base salary and (ii) accelerated vesting of his options such that Mr. Drazba will be vested in the same number of options as if he had continued to be employed by us for an additional twelve (12) months. The Drazba Employment Letter contains confidentiality provisions.

Employment Agreement between Robert D. Mass and MEI Pharma

In connection with Dr. Mass’s appointment as Chief Medical Officer, we entered into an Employment Letter, dated June 1, 2011, with Dr. Mass (the “Mass Employment Letter”). The Mass Employment Letter provided for an annual base salary of $350,000, subject to upward adjustment at the discretion of the Compensation Committee of the Board of Directors. Pursuant to the terms of the Mass Employment Letter, Dr. Mass was eligible to earn an annual cash bonus in an amount up to a maximum of 20% of the pro-rated base salary based on his achievement of milestones established by the Compensation Committee of the Board of Directors. Beginning in fiscal year 2015, the Compensation Committee has increased the target amount of Dr. Mass’s annual cash bonus to 40% of his pro-rated base salary. Dr. Mass works a reduced hours schedule and worked a 25% part-time schedule from the commencement of his employment with us on June 1, 2011 through February 2012. Beginning March 2012, Dr. Mass worked a 50% of full-time schedule. Beginning in fiscal year 2014, Dr. Mass worked a 40% part-time schedule. It is anticipated that Dr. Mass will continue to work a 40% part-time schedule in fiscal year 2020. The number of hours worked by Dr. Mass may vary and his annual base salary and cash bonus paid will vary accordingly. Dr. Mass’s Employment Letter Agreement was not modified or amended in fiscal year 2019.

Dr. Mass may terminate his employment at any time other than for Good Reason (as defined in the Mass Employment Letter), upon providing two (2) months advance notice to us. Dr. Mass may terminate his employment with Good Reason by providing us with notice within sixty (60) days of the event giving rise to the Good Reason (and we do not cure the Good Reason event within thirty (30) days after receiving notice). We have the right to terminate the Mass Employment Letter with or without Cause (as defined in the Mass Employment Letter) at any time. If Dr. Mass’s employment is terminated by us without Cause or by Dr. Mass for Good Reason, Dr. Mass will be entitled to (i) a lump sum payment in an amount equal to twelve (12) months of his base salary and (ii) accelerated vesting of his options such that Dr. Mass will be vested in the same number of options as if he had continued to be employed by us for an additional twelve (12) months. The Mass Employment Letter contains confidentiality provisions.

Employment Agreement between David M. Urso and MEI Pharma

In connection with Mr. Urso’s appointment as Senior Vice President, Corporate Development and General Counsel, we entered into an Employment Letter dated March 6, 2014, with Mr. Urso (the “Urso Employment Letter”). The Urso Employment Letter provided for an annual base salary of $300,000. Beginning in fiscal year 2015, the Compensation Committee set the target amount of Mr. Urso’s annual cash bonus as 35% of his base salary based on his achievement of milestones established by the Compensation Committee of the Board of Directors. Beginning in fiscal year 2017, the Compensation Committee established the target amount of Mr. Urso’s annual cash bonus as 40% of his base salary. Beginning in fiscal year 2020, the Compensation Committee established the target amount of Mr. Urso’s annual cash bonus as 45% of his base salary.

Mr. Urso may terminate his employment at any time and for any reason, upon providing one (1) months’ advance notice to us. Mr. Urso may terminate his employment with Good Reason (as defined in the Urso Employment Letter) by providing us with notice within sixty (60) days of the event giving rise to the Good Reason (and we do not cure the Good Reason event within thirty (30) days after receiving notice). We have the right to terminate the Urso Employment Letter with or without Cause (as defined in the Urso Employment Letter) at any time. Upon Mr. Urso’s promotion to Chief Operating Officer and General Counsel on July 12, 2018, the Urso Employment Letter was amended so that if Mr. Urso’s employment is terminated by us without Cause or by Mr. Urso for Good Reason, Mr. Urso will be entitled to (i) a lump sum payment in an amount equal to twelve (12) months of his base salary and (ii) accelerated vesting of his options such that Mr. Urso will be vested in the same number of options as if he had continued to be employed by us for an additional twelve (12) months.

Grants of Plan-Based Awards For Fiscal Year Ended June 30, 2019

		Estimated Possible Payouts Under Non-Equity Incentive Plan Awards (1)			Estimated Possible Payouts Under Equity Incentive Plan Awards			All Other Stock Awards Number of Shares of Stocks or Units	All Other Option Awards Number of Securities Underlying Options	Exercise or Base Price of Option Awards	Grant Date Fair Value of Stock and Option Awards
Name	Grant Date	Threshold	Target	Maximum	Threshold	Target	Maximum
Daniel P. Gold	July 12, 2018	—	—	—	—	—	—	—	300,000	$4.28	$954,637
	—	—	$289,759	N/A	—	—	—	—	—	—	—
Brian G. Drazba	July 12, 2018	—	—	—	—	—	—	—	100,000	$4.28	$318,212
	—	—	$144,400	N/A	—	—	—	—	—	—	—
Robert D. Mass	July 12, 2018	—	—	—	—	—	—	—	130,000	$4.28	$413,676
	—	—	$71,759	N/A	—	—	—	—	—	—	—
David M. Urso	July 12, 2018	—	—	—	—	—	—	—	220,000	$4.28	$700,067
	—	—	$181,880	N/A	—	—	—	—	—	—	—

(1)	The Board established single bonus targets and, as disclosed in the Summary Compensation Table, determined to payout bonuses at 95% of the target levels.

Outstanding Equity Awards at Fiscal Year-End

The following table provides information on all stock options held by our named executive officers on June 30, 2019:

	Option Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable		Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)
Daniel P. Gold	—	300,000	(1)	$4.28	July 12, 2028	—	—
	95,000	285,000	(2)	$4.33	June 22, 2028	—	—
	182,083	197,917	(3)	$2.83	July 6, 2027	—	—
	277,083	102,917	(4)	$1.36	July 29, 2026	—	—
	307,500	—	(6)	$1.57	July 28, 2025	—	—
	100,000	—	(7)	$6.53	July 13, 2019	—	—
Brian G. Drazba	—	100,000	(1)	$4.28	July 12, 2028	—	—
	32,500	97,500	(2)	$4.33	June 22, 2028	—	—
	23,958	26,042	(3)	$2.83	July 6, 2027	—	—
	81,250	68,750	(5)	$1.59	April 3, 2027	—	—
Robert D. Mass	—	130,000	(1)	$4.28	July 12, 2028	—	—
	25,000	75,000	(2)	$4.33	June 22, 2028	—	—

	Option Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable		Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)
	64,687	70,313	(3)	$2.83	July 6, 2027	—	—
	98,438	36,562	(4)	$1.36	July 29, 2026	—	—
	112,500	—	(6)	$1.57	July 28, 2025	—	—
	32,000	—	(7)	$6.53	July 13, 2019	—	—
David M. Urso	—	220,000	(1)	$4.28	July 12, 2028	—	—
	32,500	97,500	(2)	$4.33	June 22, 2028	—	—
	62,292	67,708	(3)	$2.83	July 6, 2027	—	—
	94,792	35,208	(4)	$1.36	July 29, 2026	—	—
	127,500	—	(6)	$1.57	July 28, 2025	—	—
	30,000	—	(7)	$6.53	July 13, 2019	—	—

(1)	Twenty-five percent of the options vested on July 12, 2019; the remaining seventy-five percent of the options will vest in equal monthly installments over the following 36 months.
(2)	Twenty-five percent of the options vested on June 22, 2019; the remaining seventy-five percent of the options will vest in equal monthly installments over the following 36 months.
(3)	Twenty-five percent of the options vested on July 6, 2018; the remaining seventy-five percent of the options will vest in equal monthly installments over the following 36 months.
(4)	Twenty-five percent of the options vested on July 29, 2017; the remaining seventy-five percent of the options will vest in equal monthly installments over the following 36 months.
(5)	Twenty-five percent of the options vested on April 3, 2018; the remaining seventy-five percent of the options will vest in equal monthly installments over the following 36 months.
(6)	The options vested in equal monthly installments over 36 months from the date of grant of July 28, 2015.
(7)	Twenty-five percent of the options vested on July 15, 2015; the remaining seventy-five percent of the options vested in equal monthly installments over the following 36 months.

Option Exercises and Stock Vested

No options were exercised by any of the named executive officers during the fiscal year ended June 30, 2019. On August 5, 2018, 102,740 RSUs held by Dr. Gold, 51,370 RSUs held by Dr. Mass, and 51,370 RSUs held by Mr. Urso vested. The RSUs were granted on June 7, 2016 and were subject to performance criteria which were met on August 5, 2016. The RSUs vested on August 5, 2018, two years from the date the performance criteria were met.

Compensation of Directors

The following table provides details of the fees paid to our non-executive directors who served on the Board for the fiscal year ended June 30, 2019.

Name	Fees Earned or Paid in Cash (1)	Option Awards ($)(2)	Total ($)
Christine A. White, M.D. (3)	$74,600	$109,344	$183,944
Frederick W. Driscoll (4)	$49,600	$109,344	$158,944
William D. Rueckert (5)	$67,100	$109,344	$176,444
Charles V. Baltic III (6)	$59,600	$109,344	$168,944
Thomas C. Reynolds, M.D., Ph.D. (7)	$52,100	$109,344	$161,444
Nicholas R. Glover, Ph.D. (8)	$57,100	$109,344	$166,444
Kevan E. Clemens, Ph.D. (9)	$52,100	$109,344	$161,444

(1)

For the fiscal year ended June 30, 2019, each of our non-executive directors received an annual cash retainer of $39,600. In addition to the annual cash retainer, the Chairman received additional annual compensation of $30,000, and each Board Committee chair received additional compensation as follows: Audit Committee: $20,000; Compensation Committee: $12,500; and Nominating & Governance Committee: $10,000. Committee members not receiving compensation as a committee chairperson received additional compensation as follows: Audit Committee: $10,000; Compensation Committee: $7,500; and Nominating and Governance Committee: $5,000. Such amounts are pro-rated for periods of service less than the full fiscal year.

(2)

Represents the aggregate grant date fair value of options granted in accordance with FASB ASC Topic 718. For the relevant assumptions used in determining these amounts, refer to Note 8 to our audited financial statements included in our Annual Report on Form 10-K. All stock options granted to non-employee directors in the fiscal year ended June 30, 2019, were granted under our 2008 Equity Plan, and are ten-year options with an exercise price equal to the closing market price of our common stock on the date of grant. The stock options granted vest ratably each month over 12 months, subject to continued service on the Board of Directors. During the fiscal year ended June 30, 2019, each non-executive director received annual grant of 40,000 options at an exercise price of $4.28 per share.

(3)	Dr. White received cash compensation of $30,000 in connection with her service as Chairman of the Board, and $5,000 in connection with her service on the Nominating & Governance Committee.
(4)	Mr. Driscoll received cash compensation of $10,000 in connection with his service on the Audit Committee.
(5)	Mr. Rueckert received cash compensation of $20,000 in connection with his service as Chair of the Audit Committee and $7,500 in connection with his service on the Compensation Committee.
(6)	Mr. Baltic received cash compensation of $10,000 in connection with his service on the Audit Committee and $10,000 in connection with his service as Chair of the Nominating & Governance Committee.
(7)	Dr. Reynolds received cash compensation of $7,500 in connection with his service on the Compensation Committee and $5,000 in connection with his service on the Nominating and Governance Committee.
(8)	Dr. Glover received cash compensation of $10,000 in connection with his service on the Audit Committee and $7,500 in connection with his service on the Compensation Committee.
(9)	Dr. Clemens received cash compensation of $12,500 in connection with his service as Chair of the Compensation Committee.

Dr. Gold, President and Chief Executive Officer of the Company, does not receive any compensation for performing his duties as a director of the Company.

Indemnification Agreements

We have entered into an indemnification agreement with each of our directors and executive officers. Subject to certain exceptions, the indemnification agreements provide that an indemnitee will be indemnified for all expenses incurred or paid by the indemnitee in connection with a proceeding to which the indemnitee was or is a party, or is threatened to be made a party, by reason of the indemnitee’s status with or service to us or to another entity at our request. In connection with proceedings other than those by or in the right of our company and to which the indemnitee was or is a party, or is threatened to be made a party, by reason of the indemnitee’s status with or service to us or to another entity at our request, the indemnification agreements provide that an indemnitee will also be indemnified for all liabilities incurred or paid by the indemnitee. The indemnification agreements also provide for advancement of expenses incurred by an indemnitee in connection with an indemnifiable claim, subject to reimbursement in certain circumstances.

The rights of each indemnitee are in addition to any other rights provided for under our amended and restated certificate of incorporation, as amended, and our amended and restated by-laws, as may be amended from time to time, and under Delaware law.

RATIFICATION OF APPOINTMENT OF BDO USA, LLP (PROPOSAL NO. 3)

Background

The Audit Committee has selected BDO USA, LLP (“BDO USA”) as independent registered public accounting firm to audit the financial statements and the internal controls over financial reporting of the Company for the fiscal year ending June 30, 2020. The Board of Directors is submitting the appointment of BDO USA to the stockholders for ratification as a matter of good corporate practice.

BDO USA has been engaged as the Company’s independent auditor since January 18, 2011. They have performed the Company’s annual audit of its financial statements for each fiscal year beginning with the fiscal year ended June 30, 2011.

Representatives of BDO USA are expected to attend the Annual Meeting. The BDO USA representatives will have an opportunity to make a statement at the meeting and are expected to be available to respond to appropriate questions.

Fees Paid to Auditors

Audit Fees

During the fiscal year ended June 30, 2019, we incurred aggregate audit fees of $284,500 to BDO USA. Audit fees relate to professional services rendered in connection with the audit of our annual financial statements and internal controls, quarterly review of financial statements included in our Quarterly Reports on Form 10-Q and audit services provided in connection with other statutory and regulatory filings, including providing consents for inclusion of their opinion in registration statements filed with the Securities and Exchange Commission.

During the fiscal year ended June 30, 2018, we incurred aggregate audit fees of $263,100 to BDO USA.

Audit-related Fees

No audit-related fees were paid to BDO USA during the fiscal years ended June 30, 2019 and 2018.

Tax Fees

During the fiscal year ended June 30, 2019, we incurred aggregate tax fees of $32,000 to BDO USA. Tax fees comprise fees for professional services related to tax compliance and advice.

During the fiscal year ended June 30, 2018, we incurred aggregate tax fees of $10,700 to BDO USA.

Other Fees

No other fees were paid to BDO USA during the fiscal years ended June 30, 2019 and 2018.

Pre-Approval Policies and Procedures

The Audit Committee has adopted a policy and procedure for pre-approving all audit and non-audit services to be performed by our independent auditors. The policy requires pre-approval of all services rendered by our independent auditors either as part of the Audit Committee’s approval of the scope of the engagement of the independent auditors or on a case by case basis.

VOTE REQUIRED

The ratification of the appointment of BDO USA, LLP as our independent registered public accounting firm for the fiscal year ending June 30, 2020 will require approval by the majority of the votes cast by the holders of the shares of our common stock voting in person or by proxy at the Annual Meeting. Stockholders may vote either for or against or abstain from voting on the proposal to ratify the selection of BDO USA, LLP as our independent registered public accounting firm. Abstentions and broker non-votes, if any, will be counted for the purposes of determining the presence or absence of a quorum. Abstentions will have the effect of a vote “against” the proposal. Broker non-votes will have no effect on the outcome of the proposal. A failure to vote by not returning a signed proxy will have no effect on the outcome of the proposal.

In the event that the stockholders fail to ratify the appointment, the Audit Committee will reconsider its selection of audit firms, but may decide not to change its selection. Even if the appointment is ratified, the Audit Committee may appoint a different independent registered public accounting firm at any time if it determines that such a change would be in our stockholders’ best interest.

THE AUDIT COMMITTEE AND THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMEND THAT THE STOCKHOLDERS VOTE “FOR” THE RATIFICATION OF BDO USA, LLP TO ACT AS MEI PHARMA’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE FISCAL YEAR ENDING JUNE 30, 2020.

AUDIT COMMITTEE REPORT

The Audit Committee of the Board of Directors of MEI Pharma has furnished the following report on its activities during the fiscal year ended June 30, 2019. The report is not deemed to be “soliciting material” or “filed” with the SEC or subject to the SEC’s proxy rules or to the liabilities of Section 18 of the Exchange Act, and the report shall not be deemed to be incorporated by reference into any prior or subsequent filing under the Securities Act of 1933, as amended (the “Securities Act”), or the Exchange Act, except to the extent that MEI Pharma specifically incorporates it by reference into any such filing.

The Audit Committee oversees the financial reporting process on behalf of the Board of Directors. Management has the primary responsibility for the financial reporting process, principles and internal controls as well as preparation of our financial statements. For the fiscal year ended June 30, 2019, the members of the Audit Committee were Mr. Rueckert (Committee Chair), Mr. Baltic, Mr. Driscoll and Dr. Glover, each of whom is an independent director as defined by the applicable NASDAQ and SEC rules. The Audit Committee met four times during the fiscal year ended June 30, 2019.

In fulfilling its responsibilities, the Audit Committee appointed independent auditors BDO USA for the fiscal year ended June 30, 2019. The Audit Committee reviewed and discussed with the independent auditors the overall scope and specific plans for their audit. The Audit Committee also reviewed and discussed with the independent auditors and with management MEI Pharma’s audited financial statements and the adequacy of its internal controls. The Audit Committee met with the independent auditors, without management present, to discuss the results of our independent auditor’s audits, their evaluations of MEI Pharma’s internal controls and the overall quality of MEI Pharma’s financial reporting.

Although the Audit Committee has the sole authority to appoint the independent auditors, the Audit Committee will continue its practice of recommending that the Board of Directors ask the stockholders, at their annual meeting, to ratify their appointment of the independent auditors for the fiscal year ending June 30, 2020.

The Audit Committee monitored the independence and performance of the independent auditors. The Audit Committee discussed with the independent auditors the matters required to be discussed by Public Company Accounting Oversight Board (“PCAOB”) Auditing Standard No. 1301—Communications with Audit Committees. MEI Pharma’s independent auditors have provided the Audit Committee with the written disclosures and the letter required by applicable requirements of the PCAOB regarding the independent auditors’ communications with the Audit Committee concerning independence, and the Audit Committee has discussed with the independent auditor the independent auditor’s independence. Based upon the review and discussions referred to above, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in the Annual Report on Form 10-K for the fiscal year ended June 30, 2019, for filing with the SEC.

Mr. William D. Rueckert

Mr. Charles V. Baltic III

Mr. Frederick W. Driscoll

Dr. Nicholas R. Glover

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Except as described below, there were no related party transactions required to be disclosed pursuant to Item 404 of the Regulation S-K during the three years ended June 30, 2019.

Agreements with Helsinn

On August 5, 2016, we entered into the Helsinn License Agreement. Under the terms of the agreement, Helsinn was granted a worldwide exclusive license to develop, manufacture and commercialize Pracinostat, and is primarily responsible for funding its global development and commercialization. As compensation for such grant of rights, we received payments of $20.0 million, including a $15.0 million upfront payment and a $5.0 million payment in March 2017. In addition, we are eligible to receive up to $444 million in potential regulatory and sales-based milestones, along with royalty payments on the net sales of Pracinostat, which, in the U.S., are tiered and begin in the mid-teens. Helsinn also agreed to reimburse us for certain third-party expenses related to research and development activities for Pracinostat.

On August 5, 2016, we also entered into a Common Stock Purchase Agreement with Helsinn Investment Fund SA (the “Helsinn Equity Agreement”). Pursuant to the terms of the Helsinn Equity Agreement, we issued 2,616,431 shares of common stock on August 16, 2016 in exchange for a $5.0 million investment. As a result of the issuance of shares of common stock pursuant to the Helsinn Equity Agreement, Helsinn Investment Fund SA became the holder of more than 5% of the outstanding shares of our common stock. As a result, Helsinn and Helsinn Investment Fund SA may be deemed related persons under Item 404(a) of Regulation S-K promulgated by the SEC.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND

MANAGEMENT OF MEI PHARMA

The following table sets forth information with respect to the beneficial ownership of shares of our common stock as of October 9, 2019 (except as otherwise indicated below) by (i) each person known to beneficially own more than 5% of our common stock, (ii) each of our officers and directors, and (iii) our officers and directors as a group. Beneficial ownership is determined in accordance with the rules and regulations of the SEC. In computing the number of shares beneficially owned by a person and the percentage ownership of that person, shares of common stock subject to options, warrants or restricted stock units, exercisable or convertible on or within sixty (60) days of October 9, 2019, are deemed outstanding. Such shares, however, are not deemed outstanding for the purposes of computing the percentage ownership of any other person. The percentage of beneficial ownership described below is based on 73,654,927 shares of common stock outstanding, plus adjustments to the number of shares of common stock outstanding as described above, as of October 9, 2019.

Name and Address of Beneficial Owner	Amount & Nature of Beneficial Ownership	Percentage of Shares Beneficially Owned
Vivo Opportunity Fund, LLC (1)	7,533,486	9.99%
Growth Equity Opportunities Fund V, LLC (2)	7,539,872	9.99%
Perceptive Advisors Master Fund, Ltd. (3)	6,600,660	8.70%
BVF Inc. (4)	4,518,861	6.01%
Daniel P. Gold (5)	1,433,298	1.92%
Brian G. Drazba (6)	239,375	*
Robert D. Mass (7)	426,579	*
David M. Urso (8)	467,857	*
Christine A. White (9)	171,667	*
Frederick W. Driscoll (10)	82,222	*
William D. Rueckert (11)	157,321	*
Charles V. Baltic III (12)	186,267	*
Thomas C. Reynolds (13)	156,667	*
Nicholas R. Glover (14)	156,667	*
Kevan E. Clemens (15)	169,334	*
Tamar D. Howson (16)	19,445	*
All directors and executive officers as a group (12 individuals)	3,666,699	4.77%

*	Less than 1%
(1)

Based upon information contained in Amendment No. 1 to the Statement on Schedule 13G filed by the stockholder on February 14, 2019. Shares beneficially owned consist of (i) 5,778,106 shares of common stock held directly and (ii) 1,755,380 shares of common stock issuable upon exercise of warrants (giving effect to a limitation on exercise preventing the stockholder from beneficially owning in excess of 9.99% of our shares of common stock outstanding). The shares and warrants are held of record by Vivo Opportunity Fund, L.P. Vivo Opportunity, LLC is the general partner of Vivo Opportunity Fund, L.P. The principal address is 505 Hamilton Avenue, Suite 207, Palo Alto, CA 94301.

(2)

Based upon information contained in a Statement on Schedule 13G filed by the stockholder on May 23, 2018. Shares beneficially owned consist of (i) 5,720,572 shares of common stock held directly and (ii) 1,819,300 shares of common stock issuable upon exercise of warrants (giving effect to a limitation on exercise preventing the stockholder from beneficially owning in excess of 9.99% of our shares of common stock outstanding). The shares and warrants are held of record by Growth Equity Opportunities Fund V, LLC. New Enterprise Associates 16, L.P. (“NEA 16”) is the sole member of GEO, NEA Partners 16, L.P. (“NEA Partners 16”), is the sole general partner of NEA 16 and NEA 16 GP, LLC (“NEA 16 LLC” and, together with NEA Partners 16, the “Control Entities”), is the sole general partner of NEA Partners. Peter J. Barris, Forest Baskett, Anthony A. Florence, Jr., Mohamad H. Makhzoumi, Joshua Makower, David M. Mott, Chetan Puttagunta, Jon M. Sakoda, Scott D. Sandell, Peter W. Sonsini and Ravi Viswanathan (together, the “Managers”) are the Managers of NEA 16 LLC. Each of the Control Entities and the Managers may be deemed to have beneficial ownership of the shares and warrants held of record by GEO. The principal address is c/o New Enterprise Associates, 1954 Greenspring Drive, Timonium, MD 21093.

(3)

Based upon information contained in Amendment No. 1 to the Statement on Schedule 13G filed by the stockholder on February 14, 2019. Shares beneficially owned consist of (i) 4,400,440 shares of common stock held directly and (ii) 2,200,220 shares of common stock issuable upon exercise of warrants. The shares are held of record by Perceptive Advisors Master Fund, Ltd. (“Perceptive Master Fund”). Perceptive Advisors LLC (“Perceptive Advisors”) is the investment manager of Perceptive Master Fund. Joseph Edelman is the managing member of Perceptive Advisors. Each of Perceptive Advisors and Mr. Edelman may be deemed to have beneficial ownership of the shares held of record by Perceptive Master Fund. The principal address is 51 Astor Place, 10th Floor, New York, NY 10003.

(4)

Based upon information contained in Amendment No. 1 to the Statement on Schedule 13G filed by the stockholder on February 14, 2019. Shares beneficially owned consist of (i) 1,454,521 shares of common stock held directly by Biotechnology Value Fund, L.P. (“BVF”), (ii) 742,826 shares of common stock issuable upon exercise of warrants held by BVF, (iii) 1,134,263 shares of common stock held directly by Biotechnology Value Fund II, L.P. (“BVF2”), (iv) 520,707 shares of common stock issuable upon exercise of warrants held by BVF2, (v) 213,946 shares of common stock held directly by Biotechnology Value Trading Fund OS LP (“Trading Fund OS”) and (vi) 124,074 shares of common stock issuable upon exercise of warrants held by Trading Fund OS. BVF Partners OS Ltd. (“Partners OS”), as the general partner of Trading Fund OS, may be deemed to have beneficial ownership of the shares and warrants held of record by Trading Fund OS. BVF Partners L.P. (“Partners”), as the general partner of BVF, and BVF2, as the investment manager of Trading Fund OS, and the sole member of Partners OS, may be deemed to beneficially own the shares and warrants held of record by BVF, BVF2, Trading Fund OS, and certain Partners managed accounts (the “Partners Managed Accounts”), including 328,524 shares, which includes 152,546 shares issuable upon the exercise of certain warrants, held in the Partners Managed Accounts. BVF Inc., as the general partner of Partners, may be deemed to beneficially own the shares and warrants beneficially owned by Partners. Mark N. Lampert, as a director and officer of BVF Inc., may be deemed to beneficially own the shares and warrants beneficially owned by BVF Inc. The principal address of BVF Inc. is 44 Montgomery Street, 40th Floor, San Francisco, CA 94104.

(5)

Includes 1,090,416 shares issuable to Dr. Gold upon the exercise of stock options that are exercisable within 60 days of October 9, 2019 and 342,882 shares of common stock. Dr. Gold exercises sole voting and investment control with respect to the shares. Dr. Gold’s business address is c/o MEI Pharma, Inc., 3611 Valley Centre Drive, Suite 500, San Diego, California, 92130.

(6)

Includes 214,375 shares issuable to Mr. Drazba upon the exercise of stock options that are exercisable within 60 days of October 9, 2019 and 25,000 shares of common stock. Mr. Drazba exercises sole voting and investment control with respect to the shares. Mr. Drazba’s business address is c/o MEI Pharma, Inc., 3611 Valley Centre Drive, Suite 500, San Diego, California, 92130.

(7)

Includes 392,918 shares issuable to Dr. Mass upon the exercise of stock options that are exercisable within 60 days of October 9, 2019 and 33,661 shares of common stock. Dr. Mass exercises sole voting and investment control with respect to the shares. Dr. Mass’s business address is c/o MEI Pharma, Inc., 3611 Valley Centre Drive, Suite 500, San Diego, California, 92130.

(8)

Includes 443,751 shares issuable to Mr. Urso upon the exercise of stock options that are exercisable within 60 days of October 9, 2019 and 24,106 shares of common stock. Mr. Urso exercises sole voting and investment control with respect to the shares. Mr. Urso’s business address is c/o MEI Pharma, Inc., 3611 Valley Centre Drive, Suite 500, San Diego, California, 92130.

(9)

Includes 156,667 shares issuable to Dr. White upon the exercise of stock options that are exercisable within 60 days of October 9, 2019 and 15,000 shares of common stock. Dr. White exercised sole voting and investment control with respect to the shares. Dr. White’s business address is c/o MEI Pharma, Inc., 3611 Valley Centre Drive, Suite 500, San Diego, California, 92130.

(10)

Includes 82,222 shares issuable to Mr. Driscoll upon the exercise of stock options that are exercisable within 60 days of October 9, 2019. Mr. Driscoll’s business address is c/o MEI Pharma, Inc., 3611 Valley Centre Drive, Suite 500, San Diego, California, 92130.

(11)

Includes 156,667 shares issuable to Mr. Rueckert upon the exercise of stock options that are exercisable within 60 days of October 9, 2019 and 654 shares of common stock. Mr. Rueckert exercises sole voting and investment control with respect to the shares. Mr. Rueckert’s business address is c/o MEI Pharma, Inc., 3611 Valley Centre Drive, Suite 500, San Diego, California, 92130.

(12)

Includes 156,667 shares issuable to Mr. Baltic upon the exercise of stock options that are exercisable within 60 days of October 9, 2019, as well as 29,600 shares of common stock. Mr. Baltic exercises direct voting and investment control with respect to 24,250 shares of common stock and indirect voting and investment control with respect to 5,350 shares of common stock. Mr. Baltic’s business address is c/o MEI Pharma, Inc., 3611 Valley Centre Drive, Suite 500, San Diego, California, 92130.

(13)

Includes 156,667 shares issuable to Dr. Reynolds upon the exercise of stock options that are exercisable within 60 days of October 9, 2019. Dr. Reynolds’ business address is c/o MEI Pharma, Inc., 3611 Valley Centre Drive, Suite 500, San Diego, California, 92130.

(14)

Includes 156,667 shares issuable to Dr. Glover upon the exercise of stock options that are exercisable within 60 days of October 9, 2019. Dr. Glover’s business address is c/o MEI Pharma, Inc., 3611 Valley Centre Drive, Suite 500, San Diego, California, 92130.

(15)

Includes 169,334 shares issuable to Dr. Clemens upon exercise of stock options that are exercisable within 60 days of October 9, 2019. Dr. Clemens’s business address is c/o MEI Pharma, Inc., 3611 Valley Centre Drive, Suite 500, San Diego, California, 92130.

(16)

Includes 19,445 shares issuable to Ms. Howson upon exercise of stock options that are exercisable within 60 days of October 9, 2019. Ms. Howson’s business address is c/o MEI Pharma, Inc. 3611 Valley Centre Drive, Suite 500, San Diego, California, 92130.

WHERE YOU CAN FIND MORE INFORMATION

MEI Pharma files annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any reports, statements or other information that MEI Pharma files at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549 during business hours. Please call the SEC at 1-800-SEC-0330 for further information on the Public Reference Room. MEI Pharma’s SEC filings are also available to the public from commercial document retrieval services and on the website maintained by the SEC at http://www.sec.gov.

If you would like to request documents from MEI Pharma, please send a request in writing or by telephone at the following address:

MEI Pharma, Inc.

3611 Valley Centre Drive, Suite 500

San Diego, CA 92130

(858) 369-7100

Attn: Investor Relations

You should rely only on the information contained in this document to vote your shares at the stockholder meetings. MEI Pharma has not authorized anyone to provide you with information that differs from that contained in this document. This document is dated October 23, 2019. You should not assume that the information contained in this document is accurate as of any date other than that date.

Information on MEI Pharma’s Website

Information on any MEI Pharma’s website is not part of this document and you should not rely on that information in deciding whether to approve any of the proposals described in this document, unless that information is also in this document.

OTHER MATTERS FOR STOCKHOLDERS

Stockholder Proposals

Stockholders who intend to present proposals at the Company’s fiscal 2021 annual meeting of stockholders under SEC Rule 14a-8 must ensure that such proposals are received by the Secretary of the Company no later than June 25, 2020. Such proposals must meet the requirements of the SEC to be eligible for inclusion in the Company’s fiscal 2021 proxy materials. Notwithstanding the foregoing, in the event the date of annual meeting for fiscal 2021 is changed by more than 30 days from the date of the Annual Meeting for fiscal 2020, all stockholder proposals must be submitted a reasonable time before a solicitation is made.

In accordance with our bylaws, stockholder proposals, including stockholder nominations for candidates for election as directors, that are intended to be presented by stockholders at the fiscal 2021 annual meeting of stockholders but not submitted for inclusion in the proxy statement for our fiscal 2021 annual meeting of stockholders pursuant to Rule 14a-8, must be received by us no earlier than August 7, 2020 and no later than September 6, 2020, unless we change the date of our fiscal 2021 annual meeting more than 30 days before or more than 60 days after December 5, 2020, in which case stockholder proposals must be received by us no earlier than the close of business on the 120th day prior to such annual meeting and not later than the close of business on the 90th day prior to such annual meeting.

Communication with the MEI Pharma Board of Directors

MEI Pharma’s stockholders may communicate with the Board of Directors, including non-executive directors or officers, by sending written communications addressed to such person or persons in care of MEI Pharma, Inc., Attn: Secretary, 3611 Valley Centre Drive, Suite 500, San Diego, California, 92130. All communications will be compiled by the Secretary and submitted to the addressee. If the Board of Directors modifies this process, the revised process will be posted on MEI Pharma’s website.

Householding of Proxy Materials for MEI Pharma Stockholders

This year, a number of brokers with account holders who are MEI Pharma stockholders will be “householding” MEI Pharma’s proxy materials. A single copy of this proxy statement will be delivered to multiple MEI Pharma stockholders sharing an address unless contrary instructions have been received from the affected MEI Pharma stockholders. This process potentially means extra convenience for stockholders and cost savings for the Company. Once you have received notice from your broker that they will be “householding” communications to your address, “householding” will continue until you notify your broker or MEI Pharma that you no longer wish to participate in “householding.” If, at any time, you no longer wish to participate in “householding” and would prefer to receive a separate proxy statement and annual report, you may (1) notify your broker, (2) direct your written request to: Investor Relations, MEI Pharma, Inc., 3611 Valley Centre Drive, Suite 500, San Diego, California, 92130, or (3) contact MEI Pharma’s Chief Financial Officer, Brian G. Drazba, at: (858) 369-7100. Upon a written or oral request to the address or telephone number above, MEI Pharma will promptly deliver a separate copy of the annual report and proxy statement to a MEI Pharma stockholder at a shared address to which a single copy of the proxy statements was delivered. MEI Pharma stockholders who currently receive multiple copies of the proxy statement at their address and would like to request “householding” of their communications should contact their broker.

Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas.	☒

Electronic Voting Instructions

You can vote by Internet or telephone!

Available 24 hours a day, 7 days a week!

Instead of mailing your proxy, you may choose one of the two voting methods outlined below to vote your proxy.

VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR.

Proxies submitted by the Internet or telephone must be received by 1:00 a.m., Eastern Time, on December 5, 2019.

Vote by Internet • Log on to the Internet and go to www.investorvote.com/MEIP • Follow the steps outlined on the secured website.

Vote by telephone

•	Call toll free 1-800-652-VOTE (8683) within the USA, US territories & Canada any time on a touch tone telephone. There is NO CHARGE to you for the call.

•	Follow the instructions provided by the recorded message.

▼ IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

A	Proposals
The Board of Directors recommends that you vote FOR the listed nominees and FOR proposals No. 2 and No. 3:

Proposal No. 1 – Election of Directors:	For	Withhold		For	Withhold	+
01 – Thomas C. Reynolds, M.D., Ph.D	☐	☐	02 – Christine A. White, M.D.	☐	☐

	For	Against	Abstain
Proposal No. 2 – To approve, on an advisory basis, the compensation of the Company’s named executive officers (Say-on-Pay vote).	☐	☐	☐

Proposal No. 3 – Ratification of appointment of BDO USA, LLP, as MEI Pharma, Inc.’s independent registered public accounting firm for the fiscal year ending June 30, 2020.	☐	☐	☐

B	Non-Voting Items

Change of Address — Please print your new address below.	Comments — Please print your comments below.

C	Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below

NOTE: Please sign your name(s) EXACTLY as your name(s) appear(s) on this proxy. All joint holders must sign. When signing as attorney, trustee, executor, administrator, guardian or corporate officer, please provide your FULL title.

Date (mm/dd/yyyy) — Please print date below.	Signature 1 — Please keep signature within the box.	Signature 2 — Please keep signature within the box.

/ /

▼ IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

Proxy — MEI PHARMA, INC.

FORM OF PROXY SOLICITED BY BOARD OF DIRECTORS FOR ANNUAL MEETING

December 5, 2019

Please sign, date and return promptly in the enclosed envelope.

The undersigned hereby appoints Daniel P. Gold and Brian G. Drazba, and each of them, as proxies, with full power of substitution in each of them, for and on behalf of the undersigned to vote as proxies, as directed and permitted herein, to vote your shares of MEI Pharma, Inc. Common Stock at the Annual Meeting of Stockholders of MEI Pharma, Inc. to be held on December 5, 2019, at 9:00 a.m. (Eastern Time) at the offices of Morgan, Lewis & Bockius LLP, located at 101 Park Avenue, New York, NY 10178, and at any adjournments thereof upon matters set forth in the Proxy Statement, and, in their judgment and discretion, upon such other business as may properly come before the meeting.

This proxy, when properly executed, will be voted in the manner directed on the reverse hereof by the stockholder. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED (I) FOR THE LISTED NOMINEES FOR DIRECTOR, (II) FOR APPROVAL, ON AN ADVISORY BASIS, OF THE COMPENSATION OF MEI PHARMA, INC.’S NAMED EXECUTIVE OFFICERS (“SAY-ON-PAY VOTE”) AND (III) FOR RATIFICATION OF BDO USA, LLP AS THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR FISCAL YEAR ENDING JUNE 30, 2020.

NOTE: In their discretion, the proxies are authorized to vote on such other matters as may properly come before the meeting or any adjournment or postponement thereof, including procedural and other matters relating to the conduct of the meeting.

Each of the foregoing proposals is more fully described in the accompanying proxy statement.

This proxy will be voted as specified above. If no direction is made, this proxy will be voted FOR all nominees listed above and as recommended by the Board on the other items listed above.

Important Notice Regarding Internet Availability of Proxy Materials for the Annual Meeting to be Held on December 5, 2019. MEI Pharma, Inc.’s Proxy Statement and 2019 Annual Report are available at http://www.edocumentview.com/MEIP.